Exhibit 10.1

INDUSTRIAL LEASE

BETWEEN

SFG CHARLESTON OMNI, LLC,

AS LANDLORD

AND

THORNE HEALTHTECH, INC.

AS TENANT

THIS AGREEMENT IS SUBJECT TO BINDING ARBITRATION PURSUANT TO THE SOUTH CAROLINA UNIFORM ARBITRATION ACT, FOUND AT SECTION 15-48-10, ET SEQ., CODE OF LAWS OF SOUTH CAROLINA 1976, AS AMENDED.

LEASE INDEX

Section	Subject
1	Basic Terms
2	Premises
3	Term
4	Rent
5	Security Deposit
6	Operating Expenses and Additional Rent
7	Utilities
8	Maintenance and Repairs
9	Use of Premises
10	Insurance
11	Indemnity
12	Tenant’s Trade Fixtures
13	Signs
14	Governmental Requirements
15	Environmental Matters
16	Landlord’s Work
17	Tenant Alterations
18	Fire and Other Casualty
19	Condemnation
20	Tenant’s Default
21	Landlord’s Right of Entry
22	Lender’s Rights
23	Estoppel Certificate and Financial Statement
24	Landlord Liability
25	Notices
26	Broker Indemnification
27	Assignment and Subleasing
28	Termination or Expiration; Holdover
29	Late Payments
30	Rules and Regulations
31	Miscellaneous
32	Special Stipulations
33	Authority
34	Prevailing Party

SCHEDULE A	Definitions
EXHIBIT A	Premises
EXHIBIT A-1	Land
EXHIBIT B	Preliminary Plans
EXHIBIT C	Special Stipulations
EXHIBIT D	Rules and Regulations
EXHIBIT E	Construction Addendum

THIS AGREEMENT IS SUBJECT TO BINDING ARBITRATION PURSUANT TO THE SOUTH CAROLINA UNIFORM ARBITRATION ACT, FOUND AT SECTION 15-48-10, ET SEQ., CODE OF LAWS OF SOUTH CAROLINA 1976, AS AMENDED.

INDUSTRIAL LEASE

THIS INDUSTRIAL LEASE (the “Lease”) is made as of the Lease Date by and between SFG CHARLESTON OMNI, LLC, a Delaware limited liability company (“Landlord”), and THORNE HEALTHTECH, INC., a Delaware corporation (“Tenant”) (the words “Landlord” and “Tenant” to include their respective legal representatives, successors and permitted assigns where the context requires or permits).

W I T N E S S E T H:

1. Basic Terms. This Section 1 contains the basic terms of this Lease. Capitalized terms used in this Lease will have the meanings given them in this Section 1 and elsewhere in this Lease, including SCHEDULE A hereto.

(a) “Premises”	Defined in Section 2(a).

(b) “Building”	The building to be constructed in accordance with the provisions of the Construction Addendum, in the location depicted as Building 2 on EXHIBIT A hereto, to contain approximately 360,320 square feet (the “Presumed Square Footage”).

(c) “Project”	Omni Industrial Campus, Summerville, Berkeley County, South Carolina

(d) “Base Rent”	$5.50 per square foot, escalating 2% on the first day of each Lease Year, as shown in the chart below

Period	Rate Per Square Foot	“Annual Base Rent”		“Monthly Base Rent Installment”
Lease Year 1	$5.50	$1,981,760.00	*	$165,146.67	*
Lease Year 2	$5.61	$2,021,395.20		$168,449.60
Lease Year 3	$5.72	$2,061,823.10		$171,818.59
Lease Year 4	$5.84	$2,103,059.57		$175,254.96
Lease Year 5	$5.95	$2,145,120.76		$178,760.06
Lease Year 6	$6.07	$2,188,023.17		$182,335.26
Lease Year 7	$6.19	$2,231,783.64		$185,981.97
Lease Year 8	$6.32	$2,276,419.31		$189,701.61
Lease Year 9	$6.44	$2,321,947.69		$193,495.64
Lease Year 10	$6.57	$2,368,386.65		$197,365.55
Lease Year 11	$6.70	$2,415,754.38		$201,312.87
Lease Year 12	$6.84	$2,464,069.47		$205,339.12
Lease Year 13	$6.98	$2,513,350.86		$209,445.90

*(Plus the prorated amount for any Fractional Month, if applicable.)

(e) “Lease Commencement Date”	The date on which Landlord achieves Substantial Completion (as defined in Section 6 of EXHIBIT E hereto) of Landlord’s Work (including the Tenant’s Improvements) both as defined in EXHIBIT E, which is estimated to be January 1, 2023 (estimated), or any earlier date that Tenant commences business operations from the Premises.

(f) “Base Rent Commencement Date”	Three (3) months after the Lease Commencement Date, but in no event earlier than April 1, 2023 (even if the Lease Commencement Date occurs prior to January 1, 2023).

(g) “Expiration Date”	The earlier of (1) the last day of the 144th full calendar month after the Base Rent Commencement Date, as expressly may be extended pursuant to Special Stipulation 1 of EXHIBIT C, and (2) the termination of this Lease pursuant to this Lease.

(h) “Primary Term”	As defined in Section 3.

(i) “Tenant’s Percentage Share”	100%

(j) “Security Deposit”	Two (2) month’s Monthly Base Rent Installment ($330,888.34)

(k) “Permitted Use”	Storage, warehousing and distribution of health and wellness products, and office uses reasonably ancillary thereto, all in accordance with the other provisions of this Lease, in accordance with all applicable Governmental Requirements, and in accordance with all Restrictions affecting the Project or Building.

(l) Addresses for notice

Rent shall be paid by wire transfer or ACH pursuant to instructions provided by Landlord to Tenant.

If wire or ACH instructions are not provided by Landlord, then Rent shall be mailed to the following address:

Landlord:    SFG Charleston Omni, LLC

c/o Stonemont Financial Group

3280 Peachtree Road NE, Suite 2770

Atlanta, Georgia 30305

Attn: Mike Patel

Email: mike.patel@stonemontfinancial.com

with a copy to:

SFG Charleston Omni, LLC

c/o Stonemont Financial Group

3280 Peachtree Road NE, Suite 2770

Atlanta, Georgia 30305

Attn: Barry Howell

Email: barry.howell@stonemontfinancial.com

with a copy to:

Clarius Partners, LLC

200 W. Madison Street, Suite 1625

Chicago, Illinois 60606

Attn: Kevin Matzke

Email: kmatzke@clariuspartners.com

and with a copy to:

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, Georgia 30309

Attn: Mark C. Rusche, Esq.

Email: mark.rusche@alston.com

Tenant:   Thorne Research, Inc.

620 Omni Industrial Boulevard

Summerville, South Carolina 29486

Attn: Kim Pearson, Counsel

Email: kpearson@thorne.com

(m) Address for rental payments	SFG Charleston Omni, LLC. c/o Stonemont Financial Group 3280 Peachtree Road NE, Suite 2770 Atlanta, Georgia 30305 Attn: Barry Howell Email: barry.howell@stonemontfinancial.com

(n) “Broker(s)”	____________________, on behalf of Landlord and Cresa, on behalf of Tenant

2. Premises.

(a) Lease of Premises. In consideration of the rent and the mutual covenants contained herein, Landlord leases to Tenant, and Tenant leases and accepts from Landlord, that certain parcel of real property more particularly described in EXHIBIT A-1 attached hereto and by this reference made a part hereof (the “Land”) located in Berkeley County, South Carolina, together with and including all buildings, structures, driveways, parking lots, walkways, landscaping and other appurtenances thereto and all other improvements, at any time during the term of this Lease erected or situated thereon, including specifically, but, without limitation, the Building and other improvements constructed as part of Landlord’s Work in accordance with the provisions of the Construction Addendum (the Building and such improvements being collectively referred to as the “Improvements”) (the Land and Improvements are collectively referred to as the “Premises”), upon all the terms and provisions of this Lease. Tenant, its permitted subtenants and their employees, licensees and guests, shall have access to the Premises at all times, twenty-four (24) hours per day, every day of the year, subject to such after-normal business hour security procedures as Landlord may require.

(b) Size of Building. Upon Substantial Completion of the Building Shell, Landlord shall cause Architect to measure the Building and to issue a written confirmation of the actual square footage (the “Building Square Footage”) to both Landlord and Tenant (the “Measurement Confirmation”). If the Building Square Footage is less than the Presumed Square Footage, then Base Rent may be adjusted as provided below. Notwithstanding the foregoing, the Measurement Confirmation process and any adjustment of Base Rent is subject to the following terms and conditions:

i.) Standard. The standard for use of measurement of the Building Square Footage shall be BOMA, based on a “drip-line” measurement from the outside of the exterior walls of the Building Shell.

ii.) Adjustment. If the Measurement Confirmation discloses that the Building Square Footage is less than the Presumed Square Footage by less than 9,000 square feet (a “Minor Deviation”), then the Base Rent amounts set forth in Section 1(d) (the “Rent Chart”) will be revised to equal the product of the Building Square Footage times the Initial PSF Rate (“Deviation Adjustment”). The Deviation Adjustment shall serve as Tenant’s sole remedy for the Minor Deviation (and the Deviation Adjustment will be deemed to constitute the cure of any associated claim by Tenant under Landlord’s Warranty). There will be no Deviation Adjustment if the Measurement Confirmation discloses that the Building Square Footage is greater than the Presumed Square Footage. If the Measurement Confirmation discloses that the Building Square Footage is less than the Presumed Square Footage by more than 9,000 square feet (a “Major Deviation”), Tenant shall be entitled to a Deviation Adjustment and to pursue an action for any damages Tenant proves are the result of such Major Deviation, except that, in no event shall Tenant be entitled to terminate this Lease. Notwithstanding anything to the contrary set forth above, if the Building Square Footage is less than the Presumed Square Footage as a result of modifications to the current concept plan required by applicable governmental authorities as part of the plan approval process, the shortfall will not be considered a Minor Deviation or a Major Deviation and the foregoing provisions of this Section 2(b)(ii) will not apply, but the Base Rent will be adjusted, as provided in this Section 2.

(c) Building Common Areas. During the Term, Tenant shall have the exclusive right to use the parking areas within the Building Common Area during the Term; provided however, Landlord hereby reserves the right to grant or establish easements along the property lines of the Land and/or under the Building Common Area to the extent such easements do not materially and adversely affect Tenant’s egress or use of the Premises.

3. Term.

(a) Primary Term. The lease of the Premises by Landlord to Tenant will be for a primary term (the “Primary Term”) commencing on the Lease Commencement Date and ending on the Expiration Date, as such dates may be revised pursuant to this Lease (the Primary Term, together with all renewals and extensions thereof, if any, is sometimes referred to as the “Term”).

(b) Lease Year. The term “Lease Year” means the 12-month period commencing on the Lease Commencement Date, and each 12-month period thereafter during the Term; provided, however, that if the Lease Commencement Date is a day other than the first day of a calendar month, the first Lease Year will include the resulting period from and including the Lease Commencement Date to and including the last day of the calendar month in which the Lease Commencement Date occurs (the “Fractional Month”) and will extend through the end of the twelfth full calendar month following the Lease Commencement Date.

4. Rent.

(a) Base Rent.

i.) Payment of Base Rent. Tenant will pay to Landlord the Annual Base Rent in the Monthly Base Rent Installments commencing on the Lease Commencement Date, payable in advance, without demand, on the first day of each calendar month during the Term; provided, that the first month’s Base Rent after the expiration of the Abatement Period must be paid upon execution of this Lease.

(ii.) Abatement of Base Rent. Provided no Event of Default occurs during the Abatement Period, the Base Rent will be abated in full for the entire Abatement Period. If an Event of Default occurs during the Abatement Period, Tenant will be obligated to pay Landlord, on demand, for all Base Rent attributable to the Abatement Period.

iii.) Fractional Month. If the Lease Commencement Date falls on a day other than the first day of a calendar month, the Base Rent for the month in which the Abatement Period expires will be apportioned pro rata for the resulting Fractional Month.

(b) Additional Rent. Tenant’s obligation to pay Additional Rent will begin to accrue on the Lease Commencement Date regardless of the Abatement Period.

(c) No Abatement. Tenant will pay Rent without any abatement (except as set forth in Section 4(a)(ii) and in Section 18, Section 19, and Section 20(f)), reduction, set-off, counterclaim, defense or deduction whatsoever.

5. Security Deposit.

(a) Payment of Security Deposit. Tenant will pay one-half of the Security Deposit to Landlord within thirty (30) days following execution of this Lease and Tenant will pay the other one-half of the Security Deposit to Landlord within sixty (60) days following the execution of this Lease, all as security for the performance by Tenant of the terms, covenants and conditions of this Lease. The failure of Tenant to pay either or both of the installments on or before the applicable dates due will be an Event of Default which entitles Landlord to pursue any and all remedies set forth in Section 20(b) below.

(b) Commingled Funds. Any Security Deposit may be commingled with Landlord’s other funds and will not bear interest.

(c) Event of Default. If an Event of Default occurs, Landlord may apply the Security Deposit to any sum due Landlord or which Landlord may expend by reason of the Event of Default

(d) Replenishment of Security Deposit. If all or any portion of the Security Deposit is so applied by Landlord, Tenant will, within 5 days after written demand from Landlord, replenish the Security Deposit in full.

(e) Return of Security Deposit. If Tenant complies with all of the terms of this Lease, the Security Deposit will be returned to Tenant no more than 30 days after the later of: (i) the Expiration Date; and (ii) the date that Tenant delivers possession of the Premises to Landlord.

(f) Transfer and Assignment of Security Deposit. Upon a sale of the Premises, Landlord will transfer (or credit) the Security Deposit to the purchaser and, upon any such transfer or credit, Landlord will be released from all liability for the return of the Security Deposit. Tenant will not assign or encumber the Security Deposit.

(g) Letter of Credit. If the Security Deposit is in the form of a letter of credit (the “Letter of Credit”): (i) it will be an irrevocable letter of credit and in a form and from a financial institution acceptable to Landlord; and (ii) Tenant will, upon demand, pay directly or reimburse Landlord for all reasonable expenses incurred by Landlord in connection with the Letter of Credit, including, but not limited to, any transfer fee due upon the transfer of the Letter of Credit upon a sale of the Building by Landlord.

6. Operating Expenses and Additional Rent.

(a) Operating Expenses.

i.) Agreement to Pay Operating Expenses. Tenant will pay, as Additional Rent, Tenant’s Percentage Share of Operating Expenses (i.e., 100%) in the manner described in this Section 6.

ii.) Operating Expenses. “Operating Expenses” means all reasonable expenses for operation, repair, maintenance and replacement as necessary to keep the Building and the Building Common Area fully operational and in good order, condition and repair, including, but not limited to:

A. Utilities: the cost of any Utilities, to the extent not paid (or required to be paid) by Tenant pursuant to Section 7 below;

B. Vehicular and Pedestrian Ways: expenses associated with the driveways and parking areas (including sealing and restriping, and trash, and, if applicable, snow and ice removal), truck ramps, walkways and curbs;

C. Roof: expenses associated with the maintenance, replacement and repair of the roof, roof membrane, and roof drainage system of the Building (but not the expense of Roof Replacements);

D. Exterior Walls: expenses associated with the periodic maintenance of the exterior walls of the Building, including, without limitation, caulking and painting;

E. Systems: expenses associated with security systems, fire detection and prevention systems and lighting facilities that were installed by Landlord;

F. Landscaping; Signage, Drainage and Sewer: expenses associated with landscaped areas, directional signage, drainage lines and facilities and sewer lines;

G. Declarations: all charges assessed against or attributed to the Premises pursuant to any applicable easements, covenants, restrictions, agreements, declaration of protective covenants or development standards (including, without limitation, assessments charged by owners’ associations);

H. Property Management Fees: a property management fee in the amount not to exceed 3% of the Base Rent;

I. Insurance: all costs of insurance paid by Landlord with respect to the Premises (including, without limitation, commercially reasonable deductibles);

J. Taxes: all real property taxes, fees-in-lieu of taxes payments (“FILOT”) (fully taking into account any and all applicable Special Source Revenue Credits), special assessments and similar charges imposed upon the Premises “Premises Taxes”);

K. Energy Efficiency or Conservation Expenditures: carbon offset costs; costs to comply with Governmental Requirements as they relate to, or are part of, then-current sustainability guidelines or mandates, and other expenditures, including but not limited to capital expenditures, that Landlord reasonably believes (1) will reduce the Building’s consumption of electricity, oil, natural gas, steam, water or other Utilities, (2) will allow the Building to utilize renewable energy sources, (3) will divert materials from the waste stream or (4) will reduce greenhouse gas emissions, improve operational efficiency and sustainability, and/or obtain or maintain certification under any sustainability guidelines; provided, however, that, to the extent any such costs are capital expenditures, then the costs shall be amortized using a commercially reasonable interest rate over the time period reasonably estimated by Landlord to recover the costs thereof taking into consideration the estimated cost savings, as determined by Landlord using its good faith, commercially reasonably judgment.

(b) Opex Exclusions. Notwithstanding the generality of Section 6(a), Operating Expenses will expressly exclude the following (“Opex Exclusions”):

A. Certain Repairs: the costs of any maintenance, repair, or replacement expressly required to be performed by Landlord at its own expense under Section 8 and costs of repairs or restoration to the extent Landlord actually receives reimbursement for such costs from (1) insurance proceeds, (2) condemnation awards, (3) warranties, or (4) third parties (reasonable expenses incurred by Landlord in order to collect such costs may be included as Operating Expenses);

B. Late Payment of Premises Taxes: any fines, penalties or interest incurred in connection with the late payment of Premises Taxes by Landlord;

C. Certain Taxes: income, franchise, transfer, inheritance and capital stock taxes;

D. Financing: principal payments of mortgage and other non-operating debts of Landlord, financing or refinancing costs of the Premises and interest, points and fees incurred therewith;

E. Depreciation: deductions for depreciation or amortization (except as expressly allowed under the Lease);

F. Ground Lease: ground rent or similar payments to a ground lessor and the cost of consummating any ground lease;

G. Brokerage: brokerage commissions;

H. Certain Employee Costs: salaries and benefits and other compensation for any executive more senior than the facility manager for the Premises;

I. Entity Expenses: organizational expenses associated with the creation and operation of the entity which constitutes Landlord and all general corporate overhead and general administrative expenses not related to the operation of the Premises;

J. Certain Landlord Affiliate Expenses: overhead and profit increment paid to subsidiaries or other affiliates of Landlord for goods and services on or to the Premises to the extent only that such overhead and profit increments exceeds the costs of comparable goods and/or services delivered or rendered by unaffiliated third parties or entities of similar skill, competence, stature and experience to Landlord, on a competitive basis;

K. Contributions; Donations: the cost of any political or charitable contribution or donation; and

L. Advertising and Promotional Expenses: advertising and promotional expenses and dues paid to trade associations.

M. Capital Improvements. Capital Improvements other than Section 6(a)(ii)(K) above (and except for Landlord’s rights to recoup costs from Tenant pursuant to Section 14(b) below)..

N. Defects. The cost of correcting defects in the construction of the Building or in the Building Systems, or as a result of Landlord’s failure to deliver the Premises to Tenant in accordance with the Final Plans and Specifications.

O. Hazardous Substances. Any costs associated with the remediation or similar activities with respect to Hazardous Substances (except for remediation or similar activities with respect to Hazardous Substances that are discovered on the Premises and for which neither Landlord nor Tenant are responsible pursuant to Section 15 below).

P. Other Properties. Any costs, fees, or expenses incurred in connection with any other parcels of real property in the Project or otherwise, other than the Premises.

To avoid ambiguity: the fact that a cost or expense is considered an Opex Exclusion does not affect (i) Landlord’s right to include insurance costs as Operating Expenses, even if an insurance claim is related to an Opex Exclusion, (ii) Landlord’s right to include any such costs as “Landlord Work Costs” for purposes of determining the obligations of Landlord and Tenant under the Construction Addendum, if applicable, or (iii) Tenant’s obligation to separately reimburse Landlord for the cost or expense outside of Operating Expenses, if required by another provision of this Lease.

(c) Payment of Other Taxes. Tenant will pay and be liable for all margin taxes and rental, sales, use and inventory taxes or other similar taxes, if any, on the amounts payable by Tenant hereunder. Tenant will make such payment directly to such taxing authority if billed directly to Tenant, or if billed to Landlord, such payment will be paid concurrently with the payment of the Base Rent, Additional Rent, or such other charge upon which the tax is based, all as set forth herein.

(d) Billing and Payment Process.

i.) Estimate. Not more than thirty (30) days prior to the beginning of each calendar year during the Term, Landlord will estimate the total amount of Operating Expenses to be paid by Tenant for the forthcoming calendar year and Tenant will pay to Landlord one-twelfth of such sum on the first day of each calendar month during such calendar year.

ii.) Statement of Actual Amount. Within a reasonable time after the end of each calendar year, Landlord will submit to Tenant a statement of the actual amount of Operating Expenses for such calendar year, and the actual amount owed by Tenant, and within 30 days after receipt of such statement, Tenant will pay any deficiency between the actual amount owed and the estimates paid by Tenant during such calendar year.

iii.) Overpayment. In the event of overpayment, Landlord will credit the amount of such overpayment toward the next installment of Operating Expenses owed by Tenant or, if the Term has expired and no Event of Default has occurred hereunder, pay such amount to Tenant.

iv.) Survival. The obligations in Section 6(d)(ii) and (iii) will survive the Expiration Date.

(e) Partial Calendar Year. Operating Expenses payable by Tenant for a Fractional Month, if applicable, will be apportioned prorata.

(f) Tenant Audit Rights.

i.) Landlord’s Books and Records. Landlord’s books and records pertaining to the calculation of Operating Expenses for any calendar year within the Term may be inspected and audited by Tenant (the “Audit Right”).

ii.) Timing. Tenant may exercise the Audit Right at any reasonable time within 3 months after Tenant’s receipt of Landlord’s statement for Operating Expenses. Tenant will give Landlord not less than 15 days’ prior written notice of any such request to audit.

iii.) Adjustment. If Landlord and Tenant agree that Landlord’s calculation of Operating Expenses for the inspected calendar year was incorrect, the parties will enter into a written agreement confirming such error and then, and only then, Tenant will be entitled to a credit (in the amount of the overpayment) against the next payable installment of Base Rent (or a refund of any overpayment if the Term has expired) or Tenant will pay to Landlord, within 10 business days of the agreement, the amount of any underpayment, as the case may be. If the parties are unable to reach agreement on the final, correct amount of the Operating Expenses for the applicable calendar year, the dispute will be submitted to a mutually agreed-upon independent certified public accountant selected by Tenant which is reasonably acceptable to Landlord, and who shall not be compensated on a contingency basis (the “Auditor”), for final, binding resolution.

iv.) Payment of Fees. Tenant will be responsible for all fees and expenses in connection with its exercise of the Audit Right. Notwithstanding the foregoing, if Landlord agrees that Tenant’s inspection proves (or the Auditor determines) that Landlord’s calculation of Tenant’s share of Operating Expenses for the inspected calendar year resulted in an overpayment by more than 5% of Tenant’s share, Landlord will also pay the actual, documented, reasonable fees and expenses of the Auditor, not to exceed $2,500.00.

v.) Confidential Information. All of the information obtained through Tenant’s inspection with respect to financial matters from the Audit (including, without limitation, costs, expenses, income) and any other matters pertaining to Landlord, the Premises, and/or the Project as well as any compromise, settlement, or adjustment reached between Landlord and Tenant relative to the results of the inspection will be held in strict confidence by Tenant; and Tenant will cause the Auditor and any Tenant Affiliates to be similarly bound. The obligations within this Section 6(f)(vi) will survive the Expiration Date.

7. Utilities.

(a) Separately Metered Utilities. All Utilities will be separately metered for the Premises and billed directly to Tenant by the Utility provider.

(b) Commencement of Payment Obligation. Tenant’s obligation for payment of all Utilities will commence on the earlier of: (i) the Lease Commencement Date; or (ii) the date Tenant enters the Premises to install furniture, fixtures or equipment in any portion of the Premises. Tenant will establish an account with the Utility provider for each Utility and pay all charges for such Utilities prior to delinquency.

(c) Utilities Interruption. If: (i) any Utilities are interrupted; (ii) Tenant notifies Landlord of such interruption in writing (the “Interruption Notice”); (iii) such interruption does not arise in whole or in part as a result of an act or omission of Tenant or any of Tenant’s Affiliates; (iv) such interruption is not caused by a fire or other casualty; (v) the repair or restoration of such service is reasonably within the control of Landlord; and (vi) as a result of such interruption, the Premises or a material portion thereof, is rendered untenantable (meaning that Tenant is unable to use the Premises in the normal course of it business) and Tenant in fact ceases to use the Premises, or material portion thereof, then, Tenant’s sole remedy for such interruption shall be as follows: on the tenth (10th) consecutive business day following the later to occur of the date the Premises (or material portion thereof) becomes untenantable, the date Tenant ceases to use such space and the date Tenant provides Landlord with an Interruption Notice, the Rent payable hereunder shall be abated on a per diem basis for each day after such ten (10) business day period based upon the percentage of the Premises so rendered untenantable and not used by Tenant, and such abatement shall continue until the date the Premises become tenantable again.

8. Maintenance and Repairs.

(a) Allocation of Responsibility and Cost Generally. Tenant and Landlord shall repair, maintain and, as necessary, replace (as the context permits or requires, “Maintain” or “Maintenance”) the Premises, Building and Building Common Area in a manner required to Maintain each item in good condition and repair, and the costs for such Maintenance shall be allocated among the parties, in accordance with the following table:

Maintenance/Repair/Replacement Item	Party Responsible for Performing the Maintenance, Repair, or Replacement	Party Responsible for Costs Relating to the Maintenance, Repair, or Replacement
Maintenance and Repair of all portions of the interior of the Building and associated dock areas (which otherwise are not Landlord’s obligation to Maintain under this Section 8), including without limitation: HVAC Systems, glass, windows and doors, sprinkler system, all plumbing and sewage systems, fixtures, interior walls, floors (including floor slab), ceilings, storefronts, plate glass, skylights, Dock Equipment, dock seals, dock lighting, dock ramps, dock stairs, all electrical facilities and equipment (including lighting fixtures, lamps, fans and any exhaust equipment and systems and electrical motors), and all other appliances and equipment	Tenant	Tenant

Maintenance, Repair, and Replacement of the foundation (beneath the floor slab) of the Building	Landlord	Landlord

Maintenance, Repair or Replacement of the Structural frame and roof structure of the Building (i.e. steel columns, bar joists and girders, and concrete wall panels (excluding painting and caulking))	Landlord	Landlord

Roof Maintenance and Repair	Landlord	Tenant

Roof Replacement	Landlord	Landlord

Building Systems (including HVAC) Maintenance and Repair	Landlord	Tenant

Building Systems (including HVAC) Replacement	Landlord	Tenant

Parking and interior roadways Maintenance and Repair	Landlord	Tenant

Parking and interior roadways Replacement	Landlord	Tenant

Areas of Building Common Area and Building described in Section 6(a)(ii) which are not both a Landlord Maintenance item and Landlord cost item as provided above (i.e. Maintenance item costs which are subject to pass-through as Operating Expenses)	Landlord	Tenant (as and to the extent provided in Section 6)

All items which are Opex Exclusions as set forth in Section 6(b)	Landlord	Landlord

For purposes hereof, with respect to any repair or replacement items that are properly classified as capital costs under GAAP, Tenant shall be responsible for only its share of the amortized portion of such capital cost items that are allocated to Tenant above, consistent with the amortization provisions of Section 14(b)(ii)(A) below.

(b) Specific Tenant Maintenance Requirements for HVAC. In connection with Tenant’s Maintenance of the HVAC Systems:

i.) Preventative Maintenance Contracts. During the Term, Tenant will, at its expense, maintain in full force and effect a service contract for the maintenance of the HVAC Systems and the Dock Equipment; each with an entity reasonably acceptable to Landlord (the “Preventative Maintenance Contracts”); provided however, that for new equipment, the Preventative Maintenance Contract must be maintained with the contractor that installed it for at least 5 years after the date of installation or such longer period as may be required by Landlord. The Preventative Maintenance Contract for the Dock Equipment must provide for at least 1 preventative maintenance service call per year and the Preventative Maintenance Contract for the HVAC Systems must provide for at least 2 preventative maintenance service calls per year. Tenant shall deliver copies of such Preventive Maintenance Contracts to Landlord upon initial execution and upon renewal. If Tenant elects to terminate a Preventative Maintenance Contract (or to allow it to expire by its terms), Tenant will deliver to Landlord a copy of the replacement Preventative Maintenance Contract at least 30 days prior to the termination of the existing Preventative Maintenance Contract.

ii.) Failure to Carry Preventative Maintenance Contracts. If Tenant fails to comply with its obligations in subsection (i) above, Landlord shall have the right to enter into the applicable Preventative Maintenance Contract on Tenant’s behalf, and Tenant will reimburse Landlord, as Additional Rent, 110% of Landlord’s reasonable costs incurred in connection entering into and maintaining such Preventative Maintenance Contract; and (2) 110% of Landlord’s actual costs of repair and maintenance of the HVAC Systems. An exercise by Landlord of its rights under this subsection (ii) will not be deemed to be in lieu of its other remedies for the associated default by Tenant, or to otherwise relieve Tenant of its obligations to keep the HVAC Systems and Dock Equipment in good condition and repair.

(c) Exceptions to Maintenance Standard. Notwithstanding the provisions of Section 8(a) and Section 8(b) to the contrary: (i) Tenant’s Maintenance obligations will exclude any Maintenance required because of the negligence or willful misconduct of Landlord or Landlord’s Affiliates; and (ii) Landlord’s Maintenance obligations will exclude the cost of any Maintenance required because of the negligence or willful misconduct of Tenant or Tenant’s Affiliates, which cost shall be reimbursed to Landlord by Tenant.

(d) Landlord Limitation of Responsibility and Liability.

i.) No Services. Except as required by Section 8(a) or as otherwise specifically provided for in this Lease, Landlord will be responsible for no other services whatsoever.

ii.) Tenant Alterations. Landlord will never have any obligation to repair, maintain or replace any Tenant Alteration.

iii.) No Obligation of Landlord. Nothing herein implies any duty of Landlord to do any work required of Tenant under this Lease, but the performance of any such work by Landlord will not constitute a waiver of Tenant’s default in failing to perform it.

iv.) No Liability of Landlord. Except for Landlord’s or Landlord’s Affiliates’ negligence or willful misconduct, Landlord will not be liable for inconvenience, annoyance, disturbance or other damage to Tenant by reason of Landlord making any repairs or the performance of work at the Premises or on account of bringing materials, supplies and equipment into or through the Premises during the course thereof, and the obligations of Tenant under this Lease will not thereby be affected; provided, however, that Landlord will use reasonable efforts not to disturb or otherwise interfere with Tenant’s operations at the Premises in making such repairs or performing such work.

v.) Limitation of Liability. Unless the same is caused solely by the negligence or willful misconduct of Landlord or Landlord’s Affiliates or Landlord’s breach of its Maintenance obligations under this Lease (and is not a Tenant Insured Issue), Landlord will not be liable to Tenant or to any other person for any damage: (A) occasioned by bursting or leaking of any vessel or pipe in or about the Premises; or (B) occasioned by water coming onto the Premises or into the Building; or (C) arising from the acts or negligence of occupants of adjacent property or the public.

9. Use of Premises.

(a) Permitted Use. Tenant will use the Premises: (i) solely for the Permitted Use and not for any other purpose and (ii) in compliance with applicable Governmental Requirements.

(b) Tenant’s Specific Use. Landlord makes no representation or warranty that Tenant’s use of the Premises is permitted by Governmental Requirements, including applicable zoning ordinances.

(c) No Liens. Tenant will not permit liens of any nature to attach or exist against the Premises (to the extent such liens arise by, through or under Tenant).

(d) No Nuisance or Trespass. Tenant will not allow or permit any vibration, noise, odor, light or other effect to occur within or around the Premises that could constitute a nuisance or trespass with respect to any adjoining property or building or its owners or users.

10. Insurance.

(a) Insurance Coverages Maintained by Tenant. From and after the earlier of: (i) the Lease Commencement Date; or (ii) Tenant’s entry onto, or actual occupancy of, any portion of the Premises, Tenant will carry and maintain (or cause to be maintained), at its sole cost and expense, the following insurance coverages:

Policy	Minimum Coverage Limits	Terms
Commercial General Liability	Primary: $1,000,000 per occurrence, $5,000,000 aggregate.

•  Must be written on an occurrence (not claims made) basis.

•  Includes Broad Form Contractual Liability coverage or reasonable equivalent thereto.

•  Must cover Premises and Tenant’s use thereof.

•  Extends to liability of Tenant arising out of indemnities by Tenant in Section 11.

Commercial Auto Liability	$3,000,000 combined single limit.	• Must cover operations of all owned, hired and non-owned vehicles.

Workers Compensation	As required by statute in state where Premises is located.	• Must include a waiver of subrogation provision in favor of Landlord, any lender of Landlord, and any property manager designated by Landlord.

Employer’s Liability	$3,000,000 per accident, per employee and policy limit.	• Must include a waiver of subrogation provision in favor of Landlord, any lender of Landlord, and any property manager designated by Landlord.

“Following Form” Excess Liability	$10,000,000 per occurrence, $10,000,000 aggregate, per policy year.

Policy	Minimum Coverage Limits	Terms
Special Form Property Insurance

Trade Fixtures and Personal Property:

100% of the full replacement value from time to time during the Term.

Tenant-Initiated Improvements:

Until completion, builder’s risk insurance for 100% of the full replacement value; at the option of Tenant, the builder’s risk may be provided by Tenant or by the contractor performing the applicable work for the benefit of Tenant.

Upon completion and until Tenant provides to Landlord the schedule of values for same in accordance with Section 10(e)(iii), 100% of the full replacement value from time to time during the Term (“Placeholder Insurance”).

•  Must include terrorism coverage and coverage for the perils of earthquake and flood, regardless of quake or flood zone.

•  Deductible must not exceed $50,000/occurrence.

•  With respect to Placeholder Insurance, Landlord shall be named loss-payee.

Landlord reserves the right to require Tenant to procure insurance in amounts and against such other risks as may be customarily insured from time to time during the Term by prudent owners of similar properties.

(b) Insurance Requirements. All policies of the insurance provided for in Section 10(a) must be issued in form reasonably acceptable to Landlord and must:

i.) Insurance Rating: be issued by insurance companies: (1) with a rating of not less than “A”; (2) having a financial size of not less than Class X in the most current available “Best’s Insurance Reports”; and (3) licensed to do business in the state in which the Building is located.

ii.) Additional Insureds: name Landlord, Landlord’s property manager, Lender and any other party reasonably designated by Landlord, as an additional insured on a primary and non-contributory basis, with the exception of Worker’s Compensation, Employer’s Liability and Special Form Property Insurance on Trade Fixtures and Personal Property.

iii.) Certificate of Insurance: be delivered to Landlord through a certificate of insurance on an Acord form 25, 27, or 28, as applicable, evidencing the required lines of coverage, insurance limits and coverage endorsements set forth in this Lease, and otherwise in a form acceptable to Landlord, prior to the Lease Commencement Date or any earlier entry into the Premises by Tenant or Tenant’s Affiliates and thereafter at least 30 days prior to the expiration of each such policy, and, as often as any such policy expires. Renewal or additional policies must be procured and maintained by Tenant in like manner and to like extent.

iv.) Notice of Cancellation: contain a provision that the insurer will give to the first named insured at least 30 days advance written notice of policy cancellation for reasons other than non-payment of premium and 10 days advance written notice of policy cancellation for non-payment of premium. Furthermore: (1) if Tenant intends to provide substitute coverage or change its insurance carrier, Tenant will give to Landlord at least 30 days advance written notice of any such substitution or change; and (2) Tenant will provide to Landlord, within 3 days after receipt, a copy of any notice of cancellation or change of coverage sent to Tenant by any carrier providing any of the insurance policies provided by Tenant pursuant to this Section 10.

(c) Failure to Maintain Insurance. If Tenant fails to maintain the insurance coverage required by this Section 10, Landlord may, upon 7 days advance written notice to Tenant (unless such coverage will lapse, in which event no such notice will be necessary), procure such policies of insurance and Tenant will promptly pay Landlord 110% of the cost of such policies.

(d) Mutual Release; Waiver of Subrogation.

i.) Mutual Release. Notwithstanding anything to the contrary contained in this Lease, Landlord hereby releases Tenant, and Tenant hereby releases Landlord, Lender and their respective partners, principals, members, officers, shareholders, directors, agents, employees and affiliates from any and all liability for loss, damage or injury to the property of the other, whether located in or about the Premises or elsewhere, including any loss or damage caused or alleged to be caused by the negligence of the party against whom claims are waived, which results from an event which is covered by insurance actually carried and in force at the time of the loss (or which would have been covered but for a failure to maintain insurance coverage that was required to be maintained under this Lease) by the party sustaining such loss.

ii.) Waiver of Subrogation. Each of Landlord and Tenant hereby waives all rights of subrogation of its insurers and will cause its insurance policies to be endorsed such that said waiver of subrogation does not affect the right of the insured to recover thereunder.

(e) Landlord’s Insurance.

i.) Landlord’s Insurance Coverage Generally: Landlord will maintain commercial general liability insurance with limits at least equal to the amount as Tenant is required to maintain pursuant to Section 10(a), commercial property insurance on the “Special Form” or equivalent form on a Replacement Cost Basis against loss or damage to the Building, and such other insurance in such amounts and covering such liability or hazards as deemed appropriate by Landlord in its sole discretion.

ii.) Property Insurance Specifically: Landlord’s property insurance shall be in the amount of 100% of the replacement value of the Building (exclusive of the cost of footings and foundation), and shall include coverage for the Improvements (specifically excluding Trade Fixtures, Personal Property and any other property required to be insured by Tenant under this Lease).

iii.) Coverage for Tenant-Initiated Improvements: Tenant will provide a complete and accurate schedule of values for any Tenant-Initiated Improvements promptly following completion. Without limiting Tenant’s obligation in the prior sentence, it is acknowledged that Landlord shall only be obligated to insure Tenant-Initiated Improvements upon the completion of same and only to the extent Tenant furnishes the schedule of values related to such Tenant-Initiated Improvements for Landlord’s insurer. Tenant shall maintain Placeholder Insurance coverage on the Tenant-Initiated Improvements until such time as Tenant has provided the information described in this subsection, and Landlord has confirmed to Tenant that the Tenant-Initiated Improvements have been added to Landlord’s policy.

iv.) Amount and Scope of Coverage/Operating Expense Pass-Through: The amount and scope of coverage of Landlord’s insurance, except as otherwise required to be carried by this Section 10(e), will be determined by Landlord from time to time in its sole discretion and will be subject to such deductible amounts as Landlord may elect. Premiums and deductibles for any such insurance will be an Operating Expense, as provided in Section 6.

11. Indemnity.

(a) Intentionally Deleted.

(b) Indemnity by Tenant. To the fullest extent allowed by law, Tenant will be solely liable for, and agrees to indemnify and defend Landlord against and hold Landlord harmless from, all claims, demands, liabilities, damages, losses, costs and expenses, including Legal Costs, arising from or related to:

i.) Tenant’s Use or Responsibility: Tenant’s use or occupancy of any portion of the Premises in a manner that is not allowed by the terms of this Lease or Tenant’s breach of its obligations under this Lease; or

ii.) Personal Property Damage or Personal Injury: any damage to any Personal Property or any bodily or personal injury, illness or death of any person (including, without limitation, Tenant’s Affiliates) occurring in, on or about the Premises unless caused by the negligence or willful misconduct of Landlord or Landlord’s Affiliates.

(c) Indemnity by Landlord. Landlord will be solely liable for, and agrees to indemnify and defend Tenant against and hold Tenant harmless from, all claims, demands, liabilities, damages, losses, costs and expenses, including Legal Costs, arising from or related to:

i.) Landlord’s Use or Responsibility: Landlord’s use or occupancy of the Premises in a manner that is not allowed by the terms of this Lease or Landlord’s breach of its obligations under this Lease; or

ii.) Personal Property Damage or Personal Injury: any damage to property or bodily or personal injury, illness or death of any person (including, without limitation, Landlord’s Affiliates) caused by the negligence or willful misconduct of Landlord or Landlord’s Affiliates.

(d) Exceptions from Indemnities. Notwithstanding the foregoing, neither party will be liable to the other under its respective indemnity in this Section 11 to the extent:

i.) Negligence/Willful Misconduct: the underlying claim is the result of the other party’s (or its respective Affiliates’) own negligence or willful misconduct; or

ii.) Insured Issue: the underlying claim is the other party’s Insured Issue.

(e) Survival. This Section 11 will survive the Expiration Date with respect to any damage, bodily or personal injury, illness or death occurring prior to the Expiration Date.

(f) Exculpation and Indemnification. The provisions of this Section 11 are intended to exculpate and indemnify Landlord from and against any liability of Landlord based on any applicable doctrine of strict liability.

(g) Relationship with Mutual Waivers/Release. Nothing in this Section 11 is intended to override the mutual release and waivers in Section 10(d).

12. Tenant’s Trade Fixtures.

(a) Installation. Tenant may install trade fixtures within the Building; provided that the installation of such trade fixtures is subject to the prior written approval of Landlord, which will not be unreasonably withheld, delayed or conditioned.

(b) Removal. Tenant, at its expense, will remove all of its trade fixtures from the Premises by the Expiration Date; provided, however, that Tenant will comply with the Rules and Regulations in performing such removal and will repair any damage caused by the installation or removal of all trade fixtures.

13. Signs.

(a) Exterior Walls. No sign, advertisement or notice will be installed or displayed on the windows or exterior walls of the Building or on any exterior portion of the Premises, without the prior written approval of Landlord.

(b) Removal of Signs. Tenant, at its expense, will remove all of its signs from the Premises by the Expiration Date; provided, however, that Tenant will comply with the Rules and Regulations in performing such removal and will repair any damage caused by the installation or removal of its signs.

14. Governmental Requirements.

(a) Compliance with Governmental Requirements. Tenant, at Tenant’s expense, will promptly comply with all Governmental Requirements relating to the Premises and/or Tenant’s use of all portions thereof.

(b) Code Modifications.

i.) Tenant Code Modifications. If a Code Modification is required as a result of a Tenant Alteration or the specific use by Tenant of the Premises or is otherwise a Tenant-Specific Requirement (a “Tenant Code Modification”), then such Code Modification will be promptly performed by Tenant at its expense and in accordance with the applicable Governmental Requirement and with Section 17.

ii.) Generally Required Code Modifications. If a Code Modification is required which is not a Tenant Code Modification (any other Code Modification being referred to as a “General Code Modification”), then Landlord will perform the Code Modification at its expense and Tenant will reimburse Landlord for the cost within 30 days after receipt of invoice by Landlord). Notwithstanding the foregoing, for any General Code Modification that is a Capital Expenditure, Tenant will reimburse Landlord as follows:

A. Cost Amortized. The cost of such General Code Modification will be amortized in equal monthly installments at an interest rate, and over the useful life of the item in question, all as reasonably determined by Landlord; and

B. Tenant’s Share. Tenant will be obligated to pay Landlord monthly, as Additional Rent, for the portion of such amortized costs attributable to the remainder of the Term, including any extensions thereof.

iii.) Notices. Tenant will promptly send to Landlord a copy of any written notice received by Tenant requiring a Code Modification.

15. Environmental Matters.

(a) Compliance with Laws. Tenant will conduct all the activities of Tenant and Tenant’s Affiliates, at the Project in compliance with Environmental Laws.

(b) Permits. Tenant covenants that it will obtain prior to the Lease Commencement Date, all permits, licenses or approvals required by any applicable Environmental Laws necessary for Tenant’s operation of its business at the Premises.

(c) Use of Hazardous Substances. Tenant will not cause or permit any Hazardous Substances to be brought upon, kept or used at the Project without the prior written approval of Landlord; provided that the approval of Landlord will not be required for the use of cleaning supplies, toner for photocopying machines and other similar materials, in containers and quantities reasonably necessary for and consistent with ordinary office use or routine janitorial service.

(d) Release of Hazardous Substances. Tenant will not cause or permit the release of any Hazardous Substances by Tenant or Tenant’s Affiliates into the air, water or land, or into the Premises or the Project in any manner that violates any Environmental Laws.

(e) Remediation. If such release of any Hazardous Substances occurs, Tenant will do the following:

i.) Contain and Control: take all steps reasonably necessary to contain and control such release and any associated Contamination;

ii.) Investigate and Clean-Up: investigate and clean up or otherwise remedy such release and any associated Contamination to the extent required by, and take any and all other actions required under, applicable Environmental Laws; and

iii.) Notify: notify and keep Landlord reasonably informed of such release and response.

(f) Hazardous Activities. Tenant will not cause or permit the following:

i.) Regulated Facility: any activity which would cause the Premises to become subject to regulation as a hazardous waste treatment, storage or disposal facility under applicable Environmental Laws (including, without limitation, RCRA);

ii.) Storm Sewer: the discharge of Hazardous Substances into the storm sewer system serving the Premises or the Project; or

iii.) UST: the installation of any underground storage tank or underground piping on or under the Premises.

(g) Environmental Indemnity.

i.) General Indemnification. Tenant will indemnify Landlord and hold Landlord harmless from and against any and all expense, loss, and liability suffered by Landlord by reason of the storage, generation, release, handling, treatment, transportation, disposal, or arrangement for transportation or disposal, of any Hazardous Substances by Tenant or Tenant’s Affiliates or by reason of Tenant’s breach of any of the provisions of this Section 15. The foregoing indemnity shall not include any Hazardous Substances that were located at the Premises or the Project on the Lease Commencement Date, any Hazardous Materials placed on the Premises or Project by Landlord or any of Landlord’s Affiliates, and or any Hazardous Substances on the Premises or the Project resulting from any of Landlord’s or Landlord’s Affiliates negligence or willful misconduct. Landlord will indemnify Tenant and hold Tenant harmless from and against any and all expense, loss, and liability suffered by Tenant by reason of the storage, generation, release, handling, treatment, transportation, disposal, or arrangement for transportation or disposal, of any Hazardous Substances by Landlord or Landlord’s Affiliates or by reason of Landlord’s negligence or willful misconduct or any Hazardous Substances that were located at the Premises or the Project on the Lease Commencement Date.

ii.) Expenses, Losses and Liabilities. Expenses, losses and liabilities, as referenced in Section 15(g)(i), will include, without limitation, the following:

A. Compliance: Landlord or Tenant, as applicable, expenses to comply with any Environmental Laws;

B. Studying or Removing: costs that Landlord or Tenant, as applicable, may incur in studying, remedying, removing, disposing or otherwise addressing any Contamination or Hazardous Substances at or arising from the Premises or the Project;

C. Penalties: fines, penalties or other sanctions and any liens or claims, including but not limited to natural resource damages claims, assessed upon Landlord or Tenant, as applicable; and

D. Professional Fees: legal and professional fees and costs incurred by Landlord or Tenant, as applicable, in connection with the foregoing.

iii.) Survival. The indemnity contained in this Section 15(g) will survive the Expiration Date.

(h) Landlord, at its sole cost and expense shall provide Tenant with a copy of the Phase I Environmental Site Assessment obtained by Landlord (the “Assessment”). To the best knowledge of Landlord, and except as set forth in the Assessment, Landlord represents and warrants that there has not been any use, storage, treatment, disposal or transportation of Hazardous Substances which has occurred upon the Premises prior to the date hereof. To the best knowledge of Landlord, and except as set forth in the Assessment, Landlord additionally represents and warrants that no release, leak, discharge, spill, disposal or emission of Hazardous Substances has occurred upon or under the Premises and that the Premises are free of Hazardous Substances as of the date hereof.

16. Landlord’s Work. Landlord will perform Landlord’s Work in accordance with EXHIBIT E attached hereto.

17. Tenant Alterations.

(a) Alteration Process.

i.) Approval Required. Tenant will not make or allow any alterations to any part of the Premises (each a “Tenant Alteration”), without first obtaining on each occasion Landlord’s prior written approval. As part of its approval process, Landlord may require that Tenant submit plans and specifications and provide a schedule of values related to the proposed Tenant Alteration. Landlord shall have the right to charge a fee (payable to either Landlord or its designee), not to exceed 1% of the costs of the Tenant Alteration, to account for its internal costs of reviewing plans and/or any oversight or monitoring of Tenant’s activities that Landlord elects to undertake (the “Tenant Alteration Monitoring Charge”). Promptly after completion of any Tenant Alterations other than Non-Approval Tenant Alterations (defined below), Tenant will deliver Landlord the as-built construction drawings for the Tenant Alterations to Landlord in the format requested by Landlord.

ii.) No Approval Required. Notwithstanding the foregoing, Landlord’s prior written approval shall not be required for Tenant Alterations that (“Non-Approval Tenant Alterations”):

(1) are non-structural and do not penetrate exterior walls or the roof,

(2) do not affect the floor (including, but not limited to, removal of any portion of the floor for example, to dig a pit),

(3) do not affect the mechanical, plumbing, HVAC, electrical or safety systems serving the Building or Premises and do not require the filing of plans and specifications with any governmental or quasi-governmental agency or authority or require a building permit,

(4) do not reduce the value or utility of the Building, and

(5) unless the alterations are purely decorative in nature (for example, painting or installation of floor and wall covering) do not cost more than $50,000.00 for any one such alteration, or more than $150,000.00 for all such alterations in the aggregate. If Landlord’s approval is not required to be obtained, Tenant shall, not be required remove any of such alterations or restore the Premises to its condition as of the Lease Commencement Date and prior to such Tenant Alteration.

iii.) Standard for Tenant Alterations. All Tenant Alterations will be performed in accordance with all applicable Governmental Requirements and in a good and workmanlike manner with first-class materials.

iv.) Tenant Insurance. Tenant will maintain (and will require its contractors to maintain) insurance reasonably satisfactory to Landlord during the construction of all Tenant Alterations and Landlord will be named as an additional insured on such insurance policy.

v.) Removal of Tenant Alterations. At the time Landlord reviews and approves any Tenant Alterations requested, Landlord will notify Tenant whether or not the applicable Tenant Alterations must be removed. Tenant will, at its sole cost and expense and by the Expiration Date, unless otherwise instructed by Landlord at that time, remove any and all Tenant Alterations so designated by Landlord and restore the Premises to its condition prior to such Tenant Alterations.

vi.) Surrender of Tenant Alterations. Except as otherwise provided in Section 12 and in this Section 17, all Tenant Alterations not designated by Landlord for removal, and all other property installed on the Premises by or on behalf of Tenant will immediately upon installation become the property of Landlord and will be surrendered to Landlord on the Expiration Date.

(b) No Liens.

i.) General Prohibition. Tenant will not permit any lien on account of labor, material or services furnished to Tenant or Tenant Affiliates or claimed to have been furnished to Tenant or Tenant Affiliates in connection with work of any character performed or claimed to have been performed at the Premises by, or at the direction or sufferance of, Tenant or Tenant Affiliates to be placed upon the Premises for failure to pay the same.

ii.) Discharge of Liens. If any lien is filed against the Premises, Tenant will discharge such lien by payment or bonding within 20 days after Tenant has actual knowledge of the existence of the lien.

iii.) Landlord Cure Right. If Tenant fails to timely discharge such lien, Landlord may, without investigation of the validity of the lien claim (and in addition to any other rights and remedies), discharge such lien and Tenant will reimburse Landlord upon demand for all reasonable charges, costs and expenses incurred by Landlord in connection therewith, including, without limitation, Legal Costs.

iv.) No Implied Consent. Nothing contained in this Lease will be construed as a consent or authorization by Landlord to allow any person claiming through or under Tenant to file or otherwise subject the Premises to any lien or claim of any nature under any law.

(c) General Indemnification. Tenant will indemnify Landlord against, hold Landlord harmless from, and defend Landlord and the Premises against (with legal counsel acceptable to Landlord) all expenses, charges, liens, claims, liabilities and costs which may arise out of any Tenant Alterations including, without limitation, bond premiums for release of liens and Legal Costs and/or the filing of any liens, judgments, or encumbrances in connection therewith, or a failure by Tenant to meet its obligations under this Section 17.

18. Fire and Other Casualty.

(a) Insured Casualty. Subject to the other provisions of this Section 18, if the Improvements are damaged by fire or other casualty, Landlord will restore the Improvements promptly at Landlord’s expense, including the Improvements insured by Landlord or Tenant hereunder (but only to the extent Landlord receives insurance proceeds therefor, including the proceeds from the insurance required to be (or actually) carried by Tenant on the Improvements).

(b) Tenant Insurance. With respect to a casualty that is the subject of insurance to be carried by Tenant under this Lease, Tenant will cause its insurer to pay the associated insurance proceeds to Landlord as soon as reasonably practicable, and will deliver any associated deductible to Landlord within 30 days of the casualty. The obligations of Tenant under this subsection will survive the Expiration Date.

(c) Notice of Right to Terminate. Notwithstanding anything to the contrary contained in this Section 18(c), if (i) the Improvements are, in the reasonable opinion of Landlord, so destroyed that they cannot be repaired or rebuilt within 270 days after the later of: (A) the date of such damage; and (B) the date Tenant vacates the necessary portions of the Premises to allow Landlord to commence said repair; (ii) the Improvements are destroyed by a casualty which is not covered by Landlord’s or Tenant’s insurance; or (iii) if such casualty is covered by Landlord’s insurance but Lender or other party entitled to insurance proceeds fails to make such proceeds available to Landlord in an amount sufficient for restoration of the Improvements, then Landlord will give written notice to Tenant of such determination (the “Notice of Right to Terminate”) within 60 days after such casualty.

(d) Termination Right. If Landlord issues the Notice of Right to Terminate, either Landlord or Tenant may terminate this Lease by giving written notice to the other within 20 days after Landlord’s delivery of the Notice of Right to Terminate. In such event, all obligations hereunder which would accrue during the period from and after delivery of such termination notice will thereupon terminate; provided that the obligations of Tenant set forth in Section 18(b) will expressly survive any such termination.

(e) Restoration. If no such termination notice is timely given, Landlord will, to the extent of the available insurance proceeds, repair and restore the Improvements to substantially the condition existing immediately prior to such casualty, promptly and in such manner as not to interfere unreasonably with Tenant’s use and occupancy of the Premises (if Tenant is still occupying the Premises). If Landlord fails to complete repairs to the Premises within 270 days after the later of: (A) the date of such damage; and (B) the date Tenant vacates the necessary portions of the Premises to allow Landlord to commence said repair, subject to Force Majeure delays, then Tenant shall have the right to terminate the Lease upon written notice delivered to Landlord at any time after such 270 day period and prior to Landlord’s Substantial Completion of such repairs; provided, however, if Landlord achieves Substantial Completion of such repairs within 30 days of the date of Tenant’s notice, Tenant’s notice of termination shall not be effective and this Lease shall remain in full force and effect, unless Tenant has entered into a new lease for substitute space prior to such thirty (30) day period.

(f) Rent Abatement. Rent will abate and not be payable during the time that the Building or any part thereof is unusable, by reason of any casualty damage, in proportion to the loss of use thereof actually suffered by Tenant, except to the extent the failure to restore is due to the failure by Tenant to fulfill its obligations set forth in Section 18(b).

19. Condemnation.

(a) Total Condemnation.

i.) Termination of Lease. If a material portion of the Building is Condemned and the remaining portion thereof is not usable by Tenant on a commercially reasonable basis for the Permitted Use, or if all of the Premises is Condemned, this Lease will terminate as of the earlier of the date (the “Condemnation Date”) that: (A) title to the condemned real estate vests in the condemnor; and (B) Tenant is deprived of possession of the Premises as a result of the Condemnation.

ii.) Apportionment of Rent. In such event: (A) the Rent will be apportioned and paid in full by Tenant through the Condemnation Date; (B) all Rent prepaid for periods beyond the Condemnation Date will be repaid by Landlord to Tenant; and (C) neither party will have any liability hereunder after the Condemnation Date, except that any obligation or liability of either party, actual or contingent, under this Lease which has accrued on or prior to such Condemnation Date will survive.

(b) Partial Condemnation.

i.) Restoration of Premises. If only part of the Premises is Condemned and this Lease does not terminate pursuant to Section 19(a), Landlord will, to the extent of the award it receives, restore the affected Improvements to a condition as nearly comparable as reasonably practicable to the condition thereof immediately prior to the Condemnation.

ii.) Rent Adjustment. There will be an equitable adjustment to the Rent based on the actual loss of use of the Building and/or any then-constructed parking areas suffered by Tenant from a partial Condemnation described in Section 19(b)(i).

(c) Award.

i.) Award for Taking. Landlord will receive the entire award in any proceeding with respect to any Condemnation, without deduction therefrom for any estate vested in Tenant by this Lease, and Tenant will receive no part of such award.

ii.) Tenant Claim. Nothing contained herein will be deemed to prohibit Tenant from making a separate claim against the condemnor, to the extent permitted by law, for the value of Tenant’s moveable trade fixtures, machinery and moving expenses, and loss of business, provided that the making of such claim does not diminish Landlord’s award.

20. Default.

(a) Event of Default. The occurrence of any of the events listed below will constitute an “Event of Default” of Tenant under this Lease.

i.) Failure to Pay Rent. Tenant fails to pay Base Rent or any Additional Rent when due, and such failure continues for more than 5 days after the due date thereof;

ii.) Repeated Failure to Pay Rent. Tenant fails to pay Base Rent or any Additional Rent when due more than 3 times in any period of 12 months, notwithstanding that such payments have been made within the applicable cure period;

iii.) Failure to Discharge Lien. Tenant fails to discharge any lien against the Premises in accordance with Section 17(b);

iv.) Failure to Maintain Insurance. Tenant fails to maintain in force all policies of insurance required by this Lease or fails to provide Landlord with evidence of such insurance, and either of such failures continues for more than 7 days after Landlord gives Tenant written notice of such failure;

v.) Bankruptcy. (A) Tenant or any guarantor of this Lease is bankrupt (which, in the case of an involuntary proceeding, is not permanently discharged, dismissed, stayed, or vacated, as the case may be, within 60 days of commencement); (B) a receiver, custodian, or trustee is appointed for the Premises or for all or substantially all of the assets of Tenant or of any guarantor of this Lease, which appointment is not vacated within 60 days following the date of such appointment; or (C) Tenant or any guarantor of this Lease becomes insolvent or makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors.

vi.) Holdover. Tenant fails to vacate the Premises by the Expiration Date, in accordance with Section 28(b);

vii.) Security Deposit. Tenant fails to pay either or both of the installment(s) of the Security Deposit on or before the dates due, as described in Section 5(a) above; or

viii.) Other Default. Tenant fails to perform or observe any other term of this Lease and such failure continues for more than 30 days after Landlord gives Tenant written notice of such failure, or, if such failure cannot be corrected within such 30 day period, if Tenant does not commence to correct such default within said 30 day period and thereafter diligently prosecute the correction to completion within a reasonable time (but in no event later than 90 days after Landlord’s notice of default).

(b) Landlord’s Remedies. Upon the occurrence of any Event of Default, Landlord may, at Landlord’s option, without any demand or notice whatsoever (except as expressly required in this Section 20):

i.) Termination of Lease: give Tenant notice of termination, in which event this Lease will terminate on the date specified in such notice and all rights of Tenant under this Lease and to the Premises will terminate, and:

A. Tenant Remains Liable: Tenant will remain liable for all obligations under this Lease arising up to the date of such termination.

B. Surrender of Premises: Tenant will surrender the Premises to Landlord on the date specified in such notice.

ii.) Termination of Lease with Recovery of Damages:

A. Termination Right; Calculation of Damages: Terminate this Lease as provided in Section 20(b)(i) and recover from Tenant all damages Landlord may incur by reason of Tenant’s default, including, without limitation, an amount which, at the date of such termination, is calculated as follows (and which will be immediately due and payable):

1. Lost Rental Value: the positive difference, if any, of: (a) the Base Rent, Additional Rent and all other sums which would have been payable hereunder by Tenant for the period commencing with the day following the date of such termination and ending with the scheduled Expiration Date had this Lease not been terminated (the “Remaining Term”), minus (b) the aggregate reasonable rental value of the Premises for the Remaining Term (which positive difference, if any will be discounted to present value at the Treasury Yield for the Remaining Term); plus

2. Landlord Expenses: the costs of recovering possession of the Premises and all other expenses incurred by Landlord due to Tenant’s default, including, without limitation, Legal Costs; plus

3. Unpaid Rent: the unpaid Base Rent and Additional Rent owed as of the date of termination plus any interest and late fees due hereunder, plus other amounts owing on the date of termination by Tenant to Landlord under this Lease or in connection with the Premises.

iii.) Repossession of Premises.

A. Landlord Repossession of Premises. Without terminating this Lease, in its own name but as agent for Tenant, enter into and upon and take possession of the Premises or any part thereof.

B. Removal of Tenant Property. Any property remaining in the Premises may be removed and stored at the cost of, and for the account of, Tenant without Landlord becoming liable for any loss or damage which may be occasioned thereby unless caused by Landlord’s gross negligence.

C. Right to Relet. Thereafter, Landlord may, but shall not be obligated to, lease to a third party the Premises or any portion thereof upon such terms and conditions as Landlord may deem or desirable in order to relet the Premises, but without relieving Tenant of its liability.

D. Rentals from Reletting. The remainder of any rentals received by Landlord from such reletting (after the payment of any indebtedness due hereunder from Tenant to Landlord, and the payment of any costs and expenses of such reletting), will be held by Landlord to the extent of and for application in payment of future rent owed by Tenant, if any, as the same may become due and payable hereunder.

E. Deficiency. If the rentals received from such reletting will at any time be less than sufficient to pay to Landlord the entire sums then due from Tenant hereunder, Tenant will pay any such deficiency to Landlord upon demand.

F. Right to Terminate. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for any such previous default, provided same has not been cured.

iv.) Other Remedies: Pursue such other remedies as are available at law or equity.

(c) Application of Funds. If this Lease terminates as a result of, or while there exists, an Event of Default, any funds of Tenant held by Landlord may be applied by Landlord to any damages payable by Tenant (whether provided for herein or by law) as a result of such termination or Event of Default.

(d) No Waiver.

i.) No Implied Acceptance or Surrender. No agreement to accept a surrender of the Premises and no act or omission by Landlord or Landlord’s agents during the Term will constitute an acceptance or surrender of the Premises unless made in writing by Landlord.

ii.) No Implied Termination. No re-entry or taking possession of the Premises by Landlord will constitute an election by Landlord to terminate this Lease unless a written notice of such intention is given to Tenant.

iii.) No Implied Waiver. Landlord’s acceptance of Base Rent or Additional Rent in full or in part following an Event of Default hereunder will not be construed as a waiver of such Event of Default.

(e) Application of Rent. Whenever an Event of Default has occurred, any payment of Rent by Tenant, any other payment of any nature tendered by Tenant to Landlord and any other amount of money collected or received by Landlord from any reletting of the Premises pursuant to this Section 20 will be applied in such order as Landlord may elect toward payment of all amounts due from Tenant to Landlord pursuant to this Lease.

(f) Landlord Default. If Landlord fails in the performance of any of Landlord’s obligations under this Lease and such failure continues for thirty (30) days after Landlord’s receipt of written notice thereof from Tenant (and an additional reasonable time after such receipt if (A) such failure cannot be cured within such thirty (30) day period, and (B) Landlord commences curing such failure within such thirty (30) day period and thereafter diligently pursues the curing of such failure), then Tenant shall be entitled to exercise any remedies that Tenant may have at law or in equity, and in addition, Tenant may exercise self-help remedies to cure the same, and all costs with respect thereto shall be payable by Landlord to Tenant upon demand, together with the presentation of an invoice therefor; if Landlord fails to reimburse Tenant for the same within thirty (30) days of Tenant’s request for payment, then Tenant may deduct from or offset from its next payment(s) of Rent all costs so incurred. Notwithstanding the foregoing, if Tenant notifies Landlord that Tenant will exercise such self-help rights, Tenant’s notice must include a detailed description of Landlord’s alleged default, the actions Tenant intends to take to cure Landlord’s alleged default and the reasonably estimated cost of such cure actions. Landlord may notify Tenant within fifteen (15) days of Landlord’s receipt of Tenant’s notice that Landlord disputes the occurrence of the default and/or the self-help measures Tenant intends to take and/or the costs Tenant estimates will be incurred and intends to offset. If Landlord so notifies Tenant the parties will meet and attempt, in good faith, to resolve the dispute. However, if the parties are unable to resolve the dispute within fifteen (15) days of Landlord’s notice, the dispute shall be submitted for binding resolution to the Charleston, South Carolina office of the American Arbitration Association (the “AAA”) in accordance with the South Carolina Arbitration Act, S.C. Code Ann. § 15-48-10, et seq., as amended from time to time (the “SC Arbitration Act”) and the Commercial Arbitration Rules published by the AAA, as amended and in effect on the date of service of the demand for arbitration. In the event of a conflict between the SC Arbitration Act and the terms of this Agreement, this Agreement shall govern. If Landlord notifies Tenant of such dispute, Tenant shall not be entitled to any offset of any amount until the dispute is resolved by the arbitration proceeding and the offset shall only be in the amount, if any, determined by the arbitration panel to be appropriate.

Unless Landlord and Tenant otherwise agree in writing, the arbitration shall be conducted before one (1) arbitrator under the rules providing for an expedited proceeding and procedure for smaller cases of the American Arbitration Association. In any arbitration, the arbitrator shall be appointed under the Commercial Arbitration Rules of the AAA; and the arbitrator shall be a certified property manager in good standing with at least ten (10) years recent experience in industrial buildings in the county in which the Premises are located and shall be independent (i.e., shall not have been directly or indirectly employed or retained to perform professional services for either party).

The hearing shall be set for a date within thirty (30) days of appointing the arbitrator. Written submittals shall be presented and exchanged by both Landlord and Tenant at least ten (10) days before the hearing date, including reports prepared by experts upon whom either party intends to rely. Concurrently therewith, the parties will also exchange copies of all documentary evidence upon which they will rely at the arbitration hearing and a list of the witnesses whom they intend to call to testify at the hearing. The hearing shall be concluded no later than two (2) full business days after the initial hearing date (or five (5) full business days if the item or items in dispute have an aggregate value exceeding $100,000). The arbitrator shall make its award within seven (7) days after the conclusion of the hearing.

There shall be no dispositive motion practice (such as motions of summary judgment or to dismiss or the like). The parties may exchange written discovery and depositions may be taken as allowed by the arbitrator, who shall reasonably limit the number and duration of said depositions in order to avoid excessive expense and delay. The arbitrator shall not be bound by rules of evidence or civil procedure which would otherwise be applicable under applicable Law, but rather may consider such writings and oral presentations as reasonable businesspeople would use in the conduct of their day-to-day affairs, and may require the parties to submit some or all of their presentation as the arbitrator may deem appropriate. Live testimony and cross-examination shall be limited to that necessary to insure a fair hearing. Landlord and Tenant have included the foregoing provisions limiting the scope and extent of the arbitration with the intention of providing for prompt, economic and fair resolution of the dispute submitted to arbitration.

The arbitrator shall make its decision in accordance with applicable law of the state in which the Premises are located and based on the evidence presented by the parties; and at the request of either party as of the start of the arbitration, the arbitrator shall include in its findings of fact and conclusions of law supporting the decision. The arbitrator’s decision shall be conclusive and binding, and it may be confirmed thereafter as a judgment by the courts of the state in which the Premises are located. The validity and enforceability of the arbitrator’s decision is to be determined exclusively by the courts of the state in which the Premises are located pursuant to the provisions of this Section.

Each party shall bear their own attorneys’ fees and costs, and each party shall bear one-half of the cost of the arbitration proceeding and the arbitrator’s fees. The arbitrator shall have discretion to allocate in its decision the costs of the arbitration, arbitrator’s fees or the attorneys’ fees and costs in connection with a decision.

The arbitration pursuant to this Section shall be conducted in county in which the Premises are located. Any party may be represented by counsel or other authorized representative.

21. Landlord’s Right of Entry. Tenant will permit Landlord and the authorized representatives of Landlord and Lender to enter the Building and other portions of the Premises at all reasonable times for the purposes of: (i) inspecting the Premises; (ii) assessing Tenant’s compliance with this Lease and performing Landlord’s obligations under this Lease; (iii) performing any of Landlord’s construction or maintenance and repair responsibilities; and (iv) exhibit the Premises to any Lender, any prospective purchaser, investor or lender, and during the last 6 months of the Term, any prospective tenant; provided that, except in the case of an emergency, Landlord will give Tenant reasonable (no less than 48 hours’) prior notice of Landlord’s intended entry into the Building, and provided further the exercise of such rights by Landlord (i) shall not unreasonably interfere with Tenant’s occupancy of the Premises or the conduct of its operations therein, (ii) Tenant shall have the right to have a representative of Tenant accompany Landlord’s agents and representatives during such entry into the Premises, and (iii) shall be in compliance with all other safety protocols implemented by Tenant including without limitation the requirement of all persons to wear masks ((i) – (iii), collectively, “Tenant’s Safety Protocols”).

22. Lender’s Rights.

(a) Subordination and Attornment.

i.) Subordination: Subject to the terms of a SNDA as provided in item (iii) below, this Lease and all rights of Tenant hereunder are subordinate to any Mortgage and foreclosure of any Mortgage.

ii.) Attornment. If, in connection with foreclosure of a Mortgage or other taking of possession of the Premises pursuant to a Mortgage, a Lender (or a nominee of the Lender or other purchaser at foreclosure) elects to succeed to the rights of Landlord under this Lease, Tenant will attorn to such successor as landlord under this Lease, without change in the terms and provisions of this Lease, and in accordance with the terms and conditions of the SNDA.

iii). SNDA. Notwithstanding the provisions of items (i) and (ii) above, the subordination and attornment requirements shall be subject to the Lender entering into a customary Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) with Tenant on Lender’s form, subject to reasonable modifications of such form requested by Tenant.

iv.) Execution of Instruments. Tenant will, in confirmation of the subordination and attornment set forth in this Section 22 upon written demand by Landlord enter into the Lender’s form of SNDA to evidence such subordination and attornment, subject to subject to reasonable modifications of such form requested by Tenant.

v.) No Change to Lease. Notwithstanding any of the foregoing terms or conditions of this Section 22(a), Tenant shall not be obligated to execute any document which alters any material provision of the Lease.

(b) Lease Superior Upon Request. At any time during the Term, any Lender may, by written notice to Tenant, make this Lease superior to the lien/security title of its Mortgage. If requested by Lender, Tenant will, upon demand, at any time or times, execute, acknowledge and deliver to Lender, any and all instruments that may be necessary to make this Lease superior to the lien/security title of any Mortgage.

23. Estoppel Certificate and Financial Statement.

(a) Estoppel Certificates. During the Term, each of Landlord and Tenant and any Guarantor agrees to execute and deliver within 15 days after written request from the other (including in connection with any modifications by Landlord to the FILOT program for the Project), a statement to the requesting party and/or its designee certifying as follows:

i.) In Effect: This Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect, as modified);

ii.) Rent Payment. The amount of the Security Deposit and the amount and dates to which Base Rent and Additional Rent have been paid;

iii.) Default. Whether or not, to its knowledge, there exists any failure by the requesting party to perform any term, covenant or condition contained in this Lease, and, if so, specifying each such failure;

iv.) Acceptance of Premises. If such be the case, Tenant has unconditionally accepted the Premises and is conducting its business therein;

v.) Unperformed Obligations. If such be the case, whether Landlord has performed all obligations under Lease, including, but not limited to, constructing any tenant improvements and/or paying any tenant allowances; and

vi.) Other Matters. As to such additional factual matters relating to this Lease as may be reasonably requested, it being intended that any such statement delivered pursuant hereto may be relied upon by the requesting party and by any party that has, or is contemplating having, a direct or indirect interest in Landlord or the Premises.

(b) Financial Statements. If Landlord desires to finance, refinance, or sell the Premises, Tenant will, within 15 days after written request, deliver Tenant’s financial statements for the past 2 years, certified by Tenant in writing as being true and accurate, to Landlord and any prospective Lender or purchaser designated by Landlord. All such financial statements will be received by Landlord and such Lender or purchaser in confidence and will be used only for the purposes herein set forth. Tenant will not be required to deliver the financial statements required under this subsection (b) if it is a publicly traded company required to make its financial statements available to the public. Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except: (1) to Landlord’s mortgagee or prospective mortgagees or purchasers of the Building (and in such event, such parties shall abide by the same confidentiality requirements of Landlord), and upon the request of Tenant, Landlord and such parties to which the financial statements are disclosed shall sign a non-disclosure agreement in form and substance reasonably acceptable to Tenant and such parties; or (2) if required by court order. Tenant shall not be required to deliver the financial statements required under this Section 23(b) more than once in any twelve (12) month period or an Event of Default occurs, but in any event, unless an Event of Default has occurred, no more than two (2) times per twelve (12) month period.

(c) Remedy. In addition to all other remedies available to Landlord, if Tenant fails to comply with the terms of this Section 23, Tenant shall pay to Landlord $500 per day for every day after the required delivery date until Tenant complies with this Section 23, and Tenant shall have no right to notice and cure from Landlord before said penalty payment begins to accrue.

24. Landlord Liability.

(a) No Continuing Liability. No owner of the Premises, whether or not named herein, will have liability hereunder after it ceases to hold title to the Premises, so long as the succeeding owner of the Premises assumes all obligations hereunder.

(b) No Personal Liability. Neither Landlord nor any employee, representative, officer, director, security holder, manager, equity holder, trustee, partner or principal of Landlord, whether disclosed or undisclosed, will have any personal liability with respect to any of the provisions of this Lease.

(c) Limitation of Landlord Liability. In the event Landlord is in breach or default with respect to Landlord’s obligations or otherwise under this Lease, Tenant will look solely to the equity of Landlord in the Premises for the satisfaction of Tenant’s remedies. Landlord’s liability under the terms, covenants, conditions, warranties and obligations of this Lease will in no event exceed Landlord’s equity interest in the Premises.

25. Notices.

(a) Delivery Methods. Any notice required or permitted by the provisions of this Lease must be in writing and delivered to the email addresses set forth in Section 1(l), with a hard copy sent within 1 business day thereafter by nationally recognized overnight delivery service providing proof of delivery, to the appropriate mailing address set forth in Section 1(l). Email addresses and mailing addresses may be changed by the affected party to any other address in the continental United States by giving written notice at least 10 business days in advance of the effective date of the change.

(b) Notice Date. Notice will be deemed to have been given on the date of email transmission. If a notice that is properly addressed per Section 25(a) is rejected as undeliverable for any reason, the notice will be deemed delivered at the time delivery was attempted.

26. Broker Indemnification. Landlord and Tenant hereby indemnify the other against and from any claims for any brokerage commissions arising through such party (except those payable to the Brokers, which are payable by Landlord pursuant to a separate agreement) and all costs, expenses and liabilities in connection therewith, including, without limitation, Legal Costs.

27. Assignment and Subleasing.

(a) Transfer.

i.) Consent Required. Except as otherwise expressly permitted in Section 27(d) below, no Transfer will be permitted without the prior written consent of Landlord, which consent Landlord will not unreasonably withhold, condition or delay.

ii.) General Notice Requirements. If Tenant desires to Transfer this Lease, Tenant will give Landlord written notice no later than 30 days in advance of the proposed effective date of the proposed Transfer including:

A. Name and Business: the name and business of the other party to the proposed transaction;

B. Effective Date: the proposed effective date and duration of the Transfer;

C. Rent: the proposed rent or consideration to be paid to Tenant by the other party to the proposed transaction;

D. Space: in the event that a proposed Transfer is a sublease or any other proposed agreement to Transfer less than Tenant’s entire interest in the Premises, the amount and location of the space within the Premises that is the subject of the proposed transaction; and

E. Additional Information: financial statements and other information as Landlord may reasonably request to evaluate any Transfer.

(b) Transfer Process.

i.) Landlord’s Decision. For all Transfers, Landlord will have a period of 15 days following Landlord’s receipt of the notice and information from Tenant required above within which to notify Tenant in writing that Landlord elects one of the following:

A. Permit Transfer. To permit the Transfer, either with or without reasonable conditions specified by Landlord; or

B. Refuse Transfer. To refuse, in Landlord’s reasonable discretion (taking into account all relevant factors, including the factors set forth below), to approve the Transfer and to continue this Lease in full force and effect as to the entire Premises.

C. Deemed Approval. Landlord’s failure to respond within such 15 day period and following a second notice (which notice shall have a heading in at least 12-point type, bold and all caps “FAILURE TO RESPOND SHALL RESULT IN A DEEMED CONSENT BY LANDLORD TO A REQUEST FOR ASSIGNMENT”) and Landlord’s failure to respond within five (5) days after receipt of such second notice, shall be deemed Landlord’s consent to Tenant’s request for assignment.

ii.) Landlord Refusal. For purposes of this Section 27, by way of example and not limitation, Landlord will be deemed to have reasonably withheld consent if:

A. Creditworthiness: the creditworthiness of the prospective transferee will not equal or exceed the greater creditworthiness of Tenant as of: (1) the Lease Date or (2) the date immediately prior to the proposed Transfer;

B. Increased Risk of Use: the proposed use of the Premises by such prospective transferee, when compared to Tenant’s use, will: (1) increase the risk of Contamination; (2) increase wear and tear on the Premises or the Improvements; (3) necessitate any modifications of any part of the Premises or the Improvements; (4) increase the cost of, or risk exposure under, insurance; or (5) otherwise negatively affect the value or marketability of the Premises; or

C. Current or Prospective Tenant: in the instance of any Transfer, the prospective transferee is a current tenant in the Project or is a bona-fide third-party prospective tenant.

(c) Miscellaneous Transfer Provisions.

i.) Reimbursement. Tenant agrees to reimburse Landlord for reasonable legal fees and any other reasonable costs incurred by Landlord in connection with any requested Transfer.

ii.) Delivery of Transfer Documents. Tenant will deliver to Landlord copies of all transfer documents executed by Tenant and the transferee.

iii.) Excess Rent. If the transferee is to pay rent or other consideration to Tenant, and the rent rate (and any other consideration) agreed upon between Tenant and its proposed transferee is greater than the rent rate that Tenant must pay Landlord hereunder for the Premises (or the applicable portion thereof), then 50% of such excess rent and consideration (after payment of brokerage commissions, Legal Costs and other disbursements reasonably incurred by Tenant for such Transfer) will be considered Additional Rent to be paid to Landlord by Tenant as and when received by Tenant.

iv.) No Implied Consent. No acceptance by Landlord of any rent or any other sum of money from any assignee, sublessee or other category of transferee will be deemed to constitute Landlord’s consent to any Transfer.

v.) Liability of Transferees. Permitted subtenants, assignees or other transferees will be liable directly to Landlord for all obligations of Tenant hereunder, without, however, relieving Tenant (or any guarantor) of any liability hereunder.

vi.) Tenant Remains Liable. No Transfer (including any Permitted Transfer) will result in a release Tenant from any of its duties, liabilities or obligations under this Lease whether arising before or after the date of the Transfer.

vii.) Subsequent Transfers. Any Transfer consented to by Landlord will not relieve Tenant (or its transferee) from obtaining Landlord’s consent to any subsequent Transfer.

(d) Permitted Transfers. Notwithstanding anything in this Section 27 to the contrary, Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord:

(1) an Affiliate of Tenant;

(2) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (A) Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (B) the Tangible Net Worth of the surviving or created entity is not less than the Tangible Net Worth of Tenant as of the date of execution of this Lease;

(3) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets so long as such entity’s Tangible Net Worth after such acquisition is not less than the Tangible Net Worth of Tenant as of the date of execution of this Lease;

(4) the transfer of any direct or indirect interests in Tenant as part of an initial public offering (or subsequent follow-on offering) of shares of stock in Tenant or a nationally or internationally recognized stock exchange; or

(5) the transfer of any direct or indirect interests in Tenant which are publicly traded.

Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use. No later than five (5) business days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (A) copies of the instrument effecting any of the foregoing Transfers, (B) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Transfer, and (C) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. Any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section 27. The term “Affiliate” as used in this Section 27 means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Tenant.

28. Termination or Expiration; Holdover.

(a) Right to Collect Rent. No termination of this Lease prior to the normal ending thereof, by lapse of time or otherwise, will affect Landlord’s right to collect Rent for the period prior to termination.

(b) Surrender. By the Expiration Date, Tenant will surrender to Landlord: (i) the Premises (including the Improvements, but not including any trade fixtures, signage or Tenant Alteration which Tenant is obligated to remove pursuant to Section 12, Section 13 and Section 17, respectively) clean and neat, in compliance with the Rules and Regulations and otherwise in the same condition as when delivered to Tenant pursuant to this Lease, excepting only normal wear and tear, condemnation and casualty (other than casualty required by this Lease to be insured against by Tenant) and (ii) all keys to the Building.

(c) Holdover.

i.) Tenant-At-Sufferance. If Tenant remains in possession of any portion of the Premises after the Expiration Date, with or without Landlord’s acquiescence and without a written agreement of the parties, Tenant will be a tenant-at-sufferance at 150% of the Base Rent in effect at the end of the Term.

ii.) Additional Rent. Tenant must also continue to pay all other Additional Rent due hereunder, provided that no concessions or limits on Operating Expenses or other concessions regarding Additional Rent will apply with respect to the holdover period.

iii.) No Renewal by Operation of Law. Notwithstanding anything to the contrary contained in this Section 28(c), there will be no renewal of this Lease by operation of law or otherwise.

iv.) Tenant shall be liable for all damages for which Landlord is held liable to a third-party, successor tenant due to Landlord’s inability to deliver the Premises to such third-party, successor tenant as required by the terms of the deal with the third-party, successor tenant due to Tenant’s holdover (but only if Landlord provides notice to Tenant, at least thirty (30) days prior to the required delivery date, that Landlord has entered into a new, replacement lease, the notice specifies the required delivery date and Tenant fails to surrender possession of the entire Premises to Landlord at least five (5) business days prior to the specified required delivery date); provided, however, if Tenant provides Landlord written notice, at least one hundred eighty (180) days prior to the scheduled expiration date of the Term, that Tenant intends to hold over for either thirty (30) or sixty (60) days (as specified in Tenant’s notice), then Tenant shall be entitled to hold over for the specified time period (at 125% of the Base Rent in effect as of the last day of the Term and with the payment of all other Additional Rent including Tenant’s Percentage Share of Operating Expenses) without Tenant being liable for any such third-party costs.

v.) No Implied Reinstatement or Renewal. No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant’s right of possession of the Premises will reinstate, continue or extend the Term or of Tenant’s right of possession.

v.) Survival. The provisions of this Section 28(c) will survive the Expiration Date.

29. Late Payments.

(a) Administrative Fee. If any installment of Rent is not paid within 5 days after the date when due, Tenant will pay a one-time administrative fee (the “Administrative Fee”) equal to 5% of such past due amount, in order to defray the additional expenses incurred by Landlord as a result of such late payment.

(b) Interest. If any past-due installment of Rent, plus the Administrative Fee, is not paid in full within 30 days after the original due date thereof, then the past-due installment, plus the Administrative Fee, will, after expiration of such 30 days and until paid in full, accrue interest at the lesser of: (i) 1.0% per month, compounded monthly; and (ii) the maximum interest rate allowed by law (the “Interest Rate”).

(c) Additional Fees. The Administrative Fee and accrual of interest at the Interest Rate are in addition to, and not in lieu of, any of Landlord’s remedies under this Lease for non-payment of Rent.

30. Rules and Regulations. Tenant will abide by the Rules and Regulations.

31. Miscellaneous.

(a) OFAC. Landlord and Tenant each certifies, represents, warrants and covenants to the other that it is not, and is not acting (and will not act), directly or indirectly, for or on behalf of any of the following, and it is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of:

i.) Terrorist. any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist;

ii.) Specially Designated National or Blocked Person. any Specially Designated National or Blocked Person; or

iii.) Others. any other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control.

(b) Entire Agreement; Amendment; Severability.

i.) Entire Agreement. This Lease contains the entire agreement of the parties hereto as to the subject matter of this Lease and no prior representations, inducements, letters of intent, promises or agreements, oral or otherwise, between the parties not embodied herein will be of any force and effect.

ii.) Future Amendments. Any future amendment to this Lease must be in writing and signed by the parties hereto.

iii.) Severability. If any clause or provision of this Lease is determined to be illegal, invalid or unenforceable under applicable law, then: (A) all remaining provisions of this Lease will remain in full force and effect; and (B) it is the intention of Landlord and Tenant that, in lieu of such illegal, invalid or unenforceable clause or provision, there will be substituted a clause or provision as similar to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

(c) Cumulative Rights. All rights, remedies, powers, and privileges conferred hereunder upon the parties hereto (i) will be cumulative, but not restrictive to those given by law, and (ii) will not be (or deemed to be) exclusive of those that may at any time be available Landlord under applicable law.

(d) No Election of Remedies. An exercise of one remedy by Landlord (including, but not limited to, exercising rights under Sections 5(c) or 20(b)), shall not be deemed an election of remedies by Landlord, and Landlord will have the right to pursue any and all other remedies available to it.

(e) No Waiver. No failure of Landlord or Tenant to exercise any power given Landlord or Tenant hereunder or to insist upon strict compliance by Landlord or Tenant with its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof will constitute a waiver of Landlord’s or Tenant’s rights to demand exact compliance with the terms hereof or lessen either party’s right to insist upon strict performance of the terms of this Lease. No provision of this Lease will be deemed to have been waived by either party unless such waiver is made in writing by the party making such waiver.

(f) Time Periods. TIME IS OF THE ESSENCE OF THIS LEASE. If the time period by which any right, option or election provided under this Lease must be exercised, or by which any act required hereunder must be performed, expires on a Saturday, Sunday or legal or bank holiday in the state where the Premises are located, then such time period will be automatically extended through the close of business on the next regularly scheduled business day in such state.

(g) Relationship. This contract creates the relationship of landlord and tenant between Landlord and Tenant; no estate will pass out of Landlord. The interest of Tenant is not intended to, and will not, be subject to levy and sale and will not be assignable, except as expressly permitted by this Lease.

(h) No Recordation. Tenant will not record this Lease; provided, however, that upon the request of Tenant, Landlord shall execute, acknowledge and deliver to Tenant, a memorandum of this Lease in form reasonably satisfactory to Tenant and Landlord (but, in no event will any rent amounts, improvement allowances or other similar monetary provisions of the Lease be included in such memorandum) and suitable for recordation in the official records of the jurisdiction in which the Premises are located. In the event the Lease is terminated pursuant to the mutual agreement of Landlord and Tenant or by its terms because of expiration of the Term or otherwise by agreement, Tenant covenants and agrees to execute and deliver to Landlord a document in recordable form stating that the Lease has been terminated and is no longer in force and effect on the Premises.

(i) Counterparts. This Lease may be executed in multiple counterparts including by electronic or PDF signature, each of which will constitute an original, but all of which taken together will constitute one and the same agreement.

(j) Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Lease, including all claims (whether in contract or tort) that may be based upon, arise out of or relate to this Lease or the negotiation, execution or performance of this Lease or the transactions contemplated thereby, will be governed by and construed in accordance with the domestic laws of the state where the Premises are located, without giving effect to any choice of law or conflict of law provision or rule (whether of such state or of any other jurisdiction) that would cause the application of laws of any jurisdiction other than such state.

(k) Headings and Subheadings. The headings and subheadings of this Lease are for convenience only and are not a part of this Lease, and do not in any way define, limit, describe or amplify the terms or provisions of this Lease or the scope or intent thereof.

(l) Negotiated Document. This Lease is the result of negotiations between the parties, and in construing any ambiguity hereunder no presumption will be made in favor of either party.

(m) Waiver of Jury Trial. The parties hereto waive trial by jury in any action, proceeding or counterclaim brought by any party against any other party on any matter arising out of or in any way connected with this Lease or the relationship of the parties hereunder.

32. Special Stipulations. The Special Stipulations, if any, attached hereto as EXHIBIT C, are incorporated herein and made a part hereof and, to the extent of any conflict between the foregoing provisions and the Special Stipulations, the Special Stipulations will govern and control.

33. Authority. Tenant certifies to Landlord as follows:

(a) Organization. Tenant is duly organized, validly existing and in good standing under the laws of the state in which it was formed and duly qualified to do business in the state in which the Premises is located; and

(b) Authorization. Tenant is authorized by all required corporate or partnership action to enter into this Lease, and the individual(s) signing this Lease on behalf of Tenant are each authorized to bind Tenant.

34. Prevailing Party. In the event of a dispute between Landlord and Tenant regarding the terms of this Lease, including any dispute regarding the enforcement of this Lease or the interpretation of any provision of this Lease, whether arising in a lawsuit filed by either Landlord or Tenant, an arbitration, bankruptcy or otherwise, the prevailing party in such dispute will be entitled to recover from the other its Legal Costs in connection with such dispute.

35. Quiet Enjoyment. Provided Tenant has performed all of its obligations hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease.

36. Consequential Damages. Anything to the contrary contained herein notwithstanding, Landlord and Tenant shall not be liable to the other party or such party’s Affiliates for any indirect, special, consequential, punitive, or other similar damages, lost profits, lost revenues, lost business opportunities or the like incurred in any way relating to this Lease.

37. Force Majeure. Landlord and Tenant shall not be required to perform any term, condition or covenant of this Lease so long as the performance or nonperformance of the term, condition, or covenant is delayed, hindered, or prevented by Force Majeure; provided, however, that Tenant’s obligation to pay Rent, as and when due, shall not be excused or extended as a result of Force Majeure.

38. Landlord’s Representations and Warranties. Anything to the contrary contained herein notwithstanding, Landlord hereby represents and warrants to, and covenants with, Tenant the following:

(a) Landlord has fee simple title to the Premises, the Building, the Land, and the Project;

(b) No consent of any third party is required (or if required, will be obtained by Landlord prior to the Lease Commencement Date) in connection with Landlord’s lease of the Premises to Tenant hereunder;

(c) As of the date hereof, Landlord has no knowledge of any current, pending or threatened condemnation, annexation, or similar proceeding affecting the Premises, the Building, the Land, or the Project or any portion thereof, nor has Landlord knowledge that any such actions are presently contemplated;

(d) The Premises, the Building, the Land, and the Project shall have on the Lease Commencement Date and at all times during the term of this Lease, have vehicular and pedestrian access either (i) directly to the Building by paved public roadway adjacent to, abutting, and connecting to the Land or (ii) directly to the Building through a perpetual easement area intended to provide access over a paved private roadway through and over any privately owned lands all the way to connect to a public roadway, in either instance together with appropriate curb cuts onto such roadways to provide reasonable vehicular access to and from the Tenant;

(e) As of the Lease Commencement Date and for remainder of Lease Year 1, the HVAC and all other Building Systems shall be in good working order and condition.

For purposes of this Section 38 and any other warranty or representation in this Lease, the terms “to the best of Landlord’s Knowledge” or similar term shall mean the current, actual knowledge of Avery Dorr and Steve Yeager, without any duty to investigate or inquire.

39. Incentives.

(a) Landlord acknowledges that, in connection with Tenant’s operation of the Property, Tenant has obtained, and may from time to time in the future pursue, certain tax and other incentives from the State of South Carolina or any political subdivision thereof, including, without limitation, any incentives provided pursuant to any agreement entered into with a governmental authority providing for a FILOT arrangement (collectively, the “Tenant Incentives”). Landlord hereby agrees to reasonably cooperate with Tenant to further Tenant’s pursuit and realization of the Tenant Incentives, and to execute, acknowledge, and deliver such further documents, and perform such further acts (in each case, at no cost to Landlord), as may be reasonably necessary to obtain or to comply with the terms of such Tenant Incentives; provided, however, that such Tenant Incentives or pursuit of such Tenant Incentives shall not adversely impact any Landlord Incentives existing as of the date hereof and Landlord shall not be obligated to cooperate in any manner that would adversely affect Landlord’s FILOT for the Project or that would subject Landlord to any potential liability. Landlord shall not take any action which, to the knowledge of Landlord, will result in any material delay or reduction in the Tenant Incentives available to Tenant. In furtherance (and not in limitation) of the foregoing, Landlord agrees to reasonably cooperate, if requested by Tenant, with Tenant’s efforts to be added as a party to any FILOT to which Landlord is a party with respect to the real property constituting the Premises (the “Landlord FILOT”). During the term of this Lease, Landlord shall not terminate the Landlord FILOT as it relates to the Premises or take any other action (or fail to take any action) which, to the knowledge of Landlord, will result in any material delay or reduction of the incentives provided pursuant to the Landlord FILOT, in each case without the written consent of Tenant.

(b) Landlord shall file or cause to be filed, on a timely basis, all property tax returns required in connection with the Premises, including but not limited to Form SCDOR PT-300 or such comparable form as the South Carolina Department of Revenue may provide. Landlord shall provide drafts of such returns for Tenant’s review no less than thirty (30) days prior to their filing, and Tenant’s written consent shall be required to file any such returns (such consent not to be unreasonably withheld). Tenant hereby agrees to reasonably cooperate with Landlord with respect to any such filings and hereby agrees to execute, acknowledge and deliver such further documents or information, and to perform such further acts, as may be reasonably necessary for any such filings. Promptly upon making or causing to be made any filings pursuant to this section, Landlord shall provide to Tenant a copy of any such filings.

[signatures on next page]

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands under seal, the day and year written next to their signatures below.

LANDLORD:

Date: July 28, 2021	SFG CHARLESTON OMNI, LLC, a Delaware limited liability company

	By:	SFG Charleston Omni Investors, LLC, its Manager

		By:	/s/ Neal Moskowitz
Name: Neal Moskowitz Title: Vice President

[Signatures continued on following page]

[Signature Page 1 of 2 of Thorne Healthtech, Inc. Lease – Omni]

TENANT:

Date:July 28, 2021	THORNE HEALTHTECH, INC., a Delaware corporation

	By:	/s/ Thomas McKenna
Name: Thomas McKenna Title: Chief Operating Officer

[Signature Page 2 of 2 of Thorne Healthtech, Inc. Lease – Omni]

SCHEDULE A

“Additional Rent”: Any amount, other than Base Rent, required to be paid by Tenant to Landlord pursuant to this Lease and any cost or expense incurred by Landlord on behalf of Tenant or reimbursable to Landlord by Tenant under the terms of the Lease, including, without limitation, any amount advanced by Landlord to cure a default by Tenant under this Lease and any payment of Tenant’s Percentage Share of Operating Expenses.

“Administrative Fee”: Defined in Section 29.

“Affiliates”: Shall mean Tenant’s Affiliates or Landlord’s Affiliates, as applicable.

“Architect”: Shall mean the Design Professional engaged by Landlord to prepare the Architectural Drawings.

“Base Rent”: Defined in Section 1(d).

“Base Rent Commencement Date”: Defined in Section 1(f).

“Brokers”: Defined in Section 1(n).

“Building”: Defined in Section 1(b).

“Building Common Area”: Portions of the Project surrounding the Premises other than the interior of the Building and dock areas, including, without limitation, landscaped areas, driveways, sidewalks, parking areas and exterior lighting, as shown on EXHIBIT A.

“Building Shell”: The slab, exterior walls and roof of the Building.

“Building Systems”: “The Premises’ and Building’s HVAC, life-safety, plumbing, electrical, and mechanical systems.

“Capital Expenditure”: An expenditure that would be characterized as capital expenditure within the meaning of Section 263(a) of the Internal Revenue Code of 1986 and the regulations thereunder, or any applicable successor provisions of federal income tax law.

“Change in Control”: (a) the transfer of 50% or more of the direct or indirect equity or controlling interests in Tenant in one or more transactions occurring in a 12 month period, whether by sale, merger, consolidation or other transfers of equity interests of any kind; or (b) the sale or other transfer or disposition of all or substantially all of the assets of Tenant. Neither the transfer of any direct or indirect interests in Tenant as part of an initial public offering (or subsequent follow-on offering) of shares of stock in Tenant nor any transfer of shares of stock in Tenant which are publicly traded on any recognized national or international securities exchange will be deemed a Change in Control.

“Code Modification”: Any alteration or modification of any portion of the Premises or Improvements required during the Term by Governmental Requirements, except for those required as a result of latent defects or Landlord’s failure to deliver the Premises in compliance with the Final Plans and Specifications.

“Condemned” or “Condemnation”: The taking or condemnation of property by any authority having the power of eminent domain.

“Construction Addendum”: The Construction Addendum attached hereto as EXHIBIT E.

“Contamination”: The presence of, or release of, Hazardous Substances into any environmental media from, upon, within, below, into or on any portion of the Premises so as to require remediation, cleanup or investigation under any Environmental Law.

“Delay”: Tenant Delay or Force Majeure Delay.

“Design Professionals”: Third Party design professionals engaged by Landlord to design portions of the Final Plans and Specifications.

“Dock Equipment”: Equipment servicing the dock areas, including without limitation, dock levelers, trailer restraints, and overhead doors and associated tracks and hardware.

“Environmental Laws”: All federal, state, and local laws, regulations, orders, permits, ordinances or other requirements, which exist now or as may exist after the Lease Date, concerning protection of human health, safety and the environment, all as may be amended from time to time, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. (“CERCLA”) and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (“RCRA”).

“Event of Default”: Defined in Section 20(a).

“Expiration Date”: Defined in Section 1(g).

“Final Plans and Specifications”: Defined in EXHIBIT E.

“Force Majeure Delay”: Delay in construction of Landlord’s Work (or other work to be performed by Landlord) or in any obligation to be performed by Landlord or Tenant which is not within the direct control of such party, as applicable; Force Majeure Delay includes without limitation delays resulting from the failure of permits to be issued in timely manner, strikes or other labor troubles, governmental restrictions and limitations, war, pandemic or other national emergency, non-availability or unexpected delay in delivery of materials or supplies, delay in transportation, accidents, floods, fire, damage or other casualties, weather, riots, explosions, earthquakes, acts of terrorism, delays by utility companies in bringing utility lines to the Premises, or any other cause whatsoever beyond the control of Landlord or Tenant, as applicable.

“Fractional Month”: Defined in Section 3.

“Governmental Requirements”: Any restrictions of public record and all present and future laws, regulations, orders, permits, ordinances, rules and other requirements of federal, state, municipal and local governments and governmental authorities.

“Hazardous Substances”: Any hazardous or toxic substance, material, chemical, pollutant, contaminant or waste, as those terms are defined by any applicable Environmental Law, and any solid wastes, polychlorinated biphenyls, urea formaldehyde, asbestos, radioactive materials, radon, explosives, petroleum products and oil.

“HVAC System”: A heating, ventilation and air conditioning system.

“Improvements”: All improvements at the Premises, including, without limitation, all improvements which are a part of the Landlord’s Work, are performed by Tenant using allowances provided by Landlord or other funds of Tenant, Tenant Alterations, demising walls, the HVAC System (including the rooftop units), the fire protection system, dock high doors, drive-in doors, warehouse lighting, and electrical panels/units.

“Insured Issue”: A Landlord Insured Issue or a Tenant Insured Issue. Because Tenant’s insurance is primary and non-contributory, to the extent any cost or liability is insured against by both Landlord’s insurance and Tenant’s insurance, it shall be deemed to be a Tenant Insured Issue and not a Landlord Insured Issue.

“Interest Rate”: Defined in Section 29.

“Landlord”: Defined in the preamble.

“Landlord’s Affiliates”: The employees, agents and contractors of Landlord.

“Landlord Construction Representative”:

“Landlord Insured Issue”: Cost or liability that is insured against by insurance carried by (or required by the terms of this Lease to be carried by) Landlord.

“Landlord’s Work”: All of the work and improvements installed or constructed by Landlord in accordance with the Construction Addendum.

“Landlord’s Work Costs”: All out-of-pocket third party costs incurred by Landlord in connection with construction of Landlord’s Work, including, without limitation expenses related to (a) design of Landlord’s Work by Design Professionals, including, without limitation, preparation of the Preliminary Plans, Proposed Plans and Final Plans and Specifications (all as set forth in the Construction Addendum), (b) obtaining building permit fees, (c) obtaining easements or variances, (d) construction management fees (including without, limitation, a construction management fee paid to Landlord’s Affiliate), and (e) all costs and expenses charged by contractors, including, without limitation costs of labor and materials.

“Lease”: Defined in the preamble.

“Lease Commencement Date”: Defined in Section 1(e).

“Lease Date”: The later date on which this Lease is signed by Landlord or Tenant, as indicated next to their signatures on this Lease.

“Lease Year”: Defined in Section 3.

“Legal Costs”: All reasonable and actual attorneys’ fees, paralegal fees, disbursements and mediation, arbitration and court costs and expenses, including litigation through all trial and appellate levels.

“Lender”: The holder of any Mortgage.

“Letter of Credit”: Defined in Section 5(g).

“Mortgage”: Each and every deed to secure debt, mortgage, deed of trust or other comparable instrument which may now or hereafter affect or encumber the title of Landlord to the Premises, and any amendments, modifications, extensions or renewals thereof.

“Notice of Right to Terminate”: Defined in Section 18.

“Operating Expenses”: Defined in Section 6(a).

“Permitted Use”: Defined in Section 1(k).

“Personal Property”: Any merchandise, inventory or other personal property owned by Tenant, Tenant’s Affiliates or any other party.

“Premises”: Defined in Section 1(a).

“Preventative Maintenance Contracts”: Defined in Section 8(b)(i).

“Primary Term”: Defined in Section 3.

“Project”: Defined in Section 1(c).

“Proposed Plans”: Defined in EXHIBIT E.

“Remaining Term”: Defined in Section 20(b)(ii)(A)(i).

“Rent”: The aggregate amount of Base Rent and Additional Rent.

“Roof Replacements”: Wholesale replacements of the roof or the roof membrane that would be treated as a capital improvement under GAAP, which are necessitated age and normal wear and tear (as opposed to casualty damage).

“Rules and Regulations”: The rules and regulations set forth on EXHIBIT D, as well as other rules and regulations reasonably promulgated by Landlord from time to time, so long as such other rules and regulations do not materially and adversely affect the rights of Tenant hereunder.

“Security Deposit”: Defined in Section 1(j).

“Specially Designated National or Blocked Person”: A person or entity designated as a Specially Designated National or Blocked Person pursuant to any law, order, rule, or regulation that is enforced or administered by the United States Government or any of its departments or agencies.

“Tenant”: Defined in the preamble.

“Tenant’s Affiliates”: The subsidiaries and affiliates of Tenant and all agents, contractors, employees, vendors, customers, licensees or invitees of Tenant and such subsidiaries and affiliates.

“Tenant Alteration” and “Tenant Alterations”: Defined in Section 17(a).

“Tenant’s Construction Representative”: Tom McKenna.

“Tenant Delay”: Delay in completion of Landlord’s Work (or other work to be performed by Landlord) resulting from (a) Tenant Specific Requirements, (b) Tenant’s failure to timely approve the Preliminary Plans, Proposed Plans or Final Plans and Specifications as set forth in Construction Addendum, (c) by Change Orders (or Change Order requests), (d) resulting from early entry activities by Tenant, its agents or contractors, as permitted in Section 2 of the Construction Addendum, or (d) by any other act or omission of Tenant or Tenant’s Affiliates.

“Tenant Insured Issue”: Cost or liability that is insured against by insurance carried by (or required by the terms of this Lease to be carried by) Tenant, assuming a deductible of $0.00 notwithstanding the right of Tenant to maintain a higher deductible pursuant to the terms of the Lease.

“Tenant-Initiated Improvements”: Improvements constructed or installed by or at the instance of Tenant or any Tenant’s Affiliates (including any Improvements which are the product of a Tenant Alteration), but specifically excluding any Improvements constructed or installed as part of Landlord’s Work.

“Tenant Specific Requirements” means accommodations for individual employees, invitees and/or guests of Tenant and any requirements (including, without limitation, Governmental Requirements) relating to (a) Tenant’s trade fixtures or equipment, (b) Tenant-Initiated Improvements, (c) Tenant’s specific use of the Premises, or (d) the particular products to be located at the Premises or the manner of storage or use of such products. Without limiting the foregoing, requirements under Title I of the ADA and all requirements imposed by the Occupational Safety and Health Administration (OSHA) are deemed Tenant Specific Requirements. Tenant will comply with any Tenant-Specific Requirements at its own cost and expense.

“Tenant’s Percentage Share”: Defined in Section 1(i).

“Term”: Defined in Section 3.

“Transfer”: (a) Any assignment, mortgage, pledge, encumbering, granting of a license to occupy, subleasing or other transfer of this Lease, or any interest hereunder or (b) any Change in Control.

“Treasury Yield”: The rate of return in percent per annum of Treasury Constant Maturities for the length of time specified (or as most recently corresponding) as published in document H.15(519) (presently published by the Board of Governors of the U.S. Federal Reserve System titled “Federal Reserve Statistical Release”) for the calendar week immediately preceding the calendar week in which the termination occurs. If the publishing of the rate of return of Treasury Constant Maturities is ever discontinued, then the Treasury Yield will be based upon the index, in Landlord’s reasonable determination, most nearly corresponds to the rate of return of Treasury Constant Maturities.

“Utility” or “Utilities”: Any or all natural gas, fuel, electricity, telephone, steam, water, sewer and any and all other utility services provided to the Premises by any public or private utility supplier.

A - 1

EXHIBIT A-1

Land

ALL that parcel or tract of land located in Berkeley County, South Carolina being designated as “LOT 1” as shown on a plat entitled “PLAT OF THE PROPERTY LINE ABANDONMENT BETWEEN TRACT A (192.62 ± Ac.) & Tract A-1 (50.53 ± Ac.) TO CREATE TRACT A (243.15 ± Ac.) AND THE SUBSEQUENT SUBDIVISION OF TRACT A (243.15 ± Ac.) TO CREAT LOT 1 (100.41 Ac.) P.O.A. PARCEL #1 (13.70 Ac.) LOT 10 (35.01 Ac.) & TRACT A (94.03 ± Ac.)” prepared by Thomas and Hutton dated February 14, 2016 and recorded March 14, 2017 in Plat Cabinet S, at Page 88q in the ROD Office for Berkeley County, South Carolina, with the following metes and bounds, to-wit:

COMMENCING (P.O.C.) AT THE SOUTHEASTERN RIGHT-OF-WAY INTERSECTION OF DROP OFF DRIVE (A PUBLIC R/W WITHIN THE 360’ PUBLIC R/W OF US INTERSTATE 26) AND OMNI INDUSTRIAL BLVD., A 66’ PUBLIC R/W.

THENCE FIVE (5) CALLS NORTHEASTERLY ALONG THE PUBLIC RIGHT-OF-WAY OF OMNI INDUSTRIAL BLVD. WITH THE ARC OF A CURVE TURNING TO THE RIGHT, HAVING AN ARC LENGTH OF 74.48 FEET, A RADIUS OF 50.00 FEET, A CHORD LENGTH OF 67.79 FEET, AND A CHORD BEARING N 05°09’49” W TO A POINT;

THENCE N 37°30’47” E A DISTANCE OF 182.84 FEET TO A POINT;

THENCE WITH THE ARC OF A CURVE TURNING TO THE LEFT, HAVING AN ARC LENGTH OF 71.68 FEET, A RADIUS OF 1,013.50 FEET, A CHORD LENGTH OF 71.67 FEET, AND A CHORD BEARING N 35°29’13” E TO A POINT;

THENCE WITH A REVERSE CURVE TURNING TO THE RIGHT, HAVING AN ARC LENGTH OF 69.77 FEET, A RADIUS OF 986.50 FEET, A CHORD LENGTH OF 69.76 FEET, AND A CHORD BEARING N 35°29’13” E TO A POINT;

THENCE N 37°30’47” E A DISTANCE OF 633.90 FEET TO A POINT;

SAID POINT BEING THE TRUE POINT OF BEGINNING (P.O.B.).

THENCE SEVEN (7) CALLS WITH THE RIGHT-OF-WAY OF OMNI INDUSTRIAL BLVD. N 37°30’47” E A DISTANCE OF 667.32 FEET TO A POINT;

THENCE WITH THE ARC OF A CURVE TURNING TO THE RIGHT, HAVING AN ARC LENGTH OF 36.75 FEET, A RADIUS OF 967.00 FEET, A CHORD LENGTH OF 36.75 FEET, AND A CHORD BEARING N 38°36’06” E TO A POINT;

THENCE N 39°41’25” E A DISTANCE OF 227.51 FEET TO A POINT;

THENCE WITH THE ARC OF A CURVE TURNING TO THE LEFT, HAVING AN ARC LENGTH OF 381.61 FEET, A RADIUS OF 1,533.00 FEET, A CHORD LENGTH OF 380.63 FEET, AND A CHORD BEARING N 32°33’32” E TO A POINT;

THENCE S 65°00’44” E A DISTANCE OF 17.00 FEET TO A POINT;

THENCE WITH THE ARC OF A CURVE TURNING TO THE LEFT, HAVING AN ARC LENGTH OF 11.77 FEET, A RADIUS OF 1,550.00 FEET, A CHORD LENGTH OF 11.77 FEET, AND A CHORD BEARING N 25°12’19” E TO A POINT;

THENCE N 24°59’16” E A DISTANCE OF 9.84 FEET TO A POINT;

THENCE ONE (1) CALL WITH THE LANDS OF TMS# 207-00-02-147 S 87°58’31” E A DISTANCE OF 150.37 FEET TO A POINT;

THENCE SEVEN (7) CALLS WITH THE LANDS OF LOT 1-3 S 52°30’00” E A DISTANCE OF 394.77 FEET TO A POINT;

THENCE S 22°41’52” W A DISTANCE OF 1,115.21 FEET TO A POINT;

THENCE S 67°18’08” E A DISTANCE OF 18.00 FEET TO A POINT;

THENCE S 22°41’52” W A DISTANCE OF 11.09 FEET TO A POINT;

THENCE WITH THE ARC OF A CURVE TURNING TO THE LEFT, HAVING AN ARC LENGTH OF 136.08 FEET, A RADIUS OF 226.50 FEET, A CHORD LENGTH OF 134.04 FEET, AND A CHORD BEARING S 05°29’11” W TO A POINT;

THENCE S 11°43’30” E A DISTANCE OF 73.95 FEET TO A POINT;

THENCE WITH THE ARC OF A CURVE TURNING TO THE RIGHT, HAVING AN ARC LENGTH OF 37.17 FEET, A RADIUS OF 33.50 FEET, A CHORD LENGTH OF 35.29 FEET, AND A CHORD BEARING S 20°03’46” W TO A POINT;

A-1 - 1

THENCE FOUR (4) CALLS WITH THE LANDS OF LOT 1-4 S 78°16’30” W A DISTANCE OF 78.17 FEET TO A POINT;

THENCE WITH THE ARC OF A CURVE TURNING TO THE RIGHT, HAVING AN ARC LENGTH OF 317.88 FEET, A RADIUS OF 370.00 FEET, A CHORD LENGTH OF 308.19 FEET, AND A CHORD BEARING N 77°06’45” W TO A POINT;

THENCE N 52°30’00” W A DISTANCE OF 567.51 FEET TO A POINT;

THENCE N 10°37’16” W A DISTANCE OF 67.14 FEET TO THE TRUE POINT OF BEGINNING.

Derivation: Deed of Charleston Omni 1, LLC to SGC Charleston Omni, LLC dated June 16, 2021 and recorded June 17, 2021 in the Office of the Register of Deeds for Berkeley County, South Carolina in Book 3853 at Page 371.

A-1 - 2

Clarius Building 2, Lot 1 Omni Industrial Campus

Outline Specification Base Core & Shell Building Construction ±360,320SF
Summerville, Berkeley County, South Carolina

Division 2 – Site Construction & Earthwork

1. Site Preparation
    a. Includes site clearing and grubbing, removal of existing brush, etc.
    b. Includes installation and maintenance of requisite soil erosion control measures

2. Structural Excavation
    a. Includes all mass grading and excavation of building pad and on site detention ponds
    b. Includes all fine grading of building pads, foundation excavation
    c. Trench and/or formed / pier foundations

3. Site Concrete
    a. Concrete Pavement
        i. Truck dock (at depth of 60' off the building) and remote trailer dollies
        ii. Section is 7" thick, 3500 psi concrete with diamond, dowels at control joints, and sawcuts at 15'o.c. max, placed over stabilized subgrade
    b. Sidewalk
        i. Exterior concrete sidewalk paving (minimum 4" thick) installed where indicated on site plan
        ii. Includes concrete door stops where exit doors exit at a landscaped area
    c. All paved areas surrounded with concrete curb

4. Asphalt Pavement
    a. Heavy Duty
        i. New truck court and all paved areas except car parking lots
        ii. Section includes 3" asphalt pavement placed over 9" aggregate base course
    b. Light Duty
        i. Car parking lots and circulation aisle around front of the building (105 car parking spaces are included paved "day one")
        ii. Section includes 2" pavement placed over 6" aggregate base course
    c. Includes striping and signage

5. Site Utilities
    a. Underground site utilities, inclusive of storm sewer, watermain, sanitary sewer are included

6. Fencing
    a. Secured truck court is included utilizing 8' tall black vinyl coated chain link fence
    b. Manual swing gates are provided at each drive crossing

7. Landscaping
    a. Full landscaping, plantings and sod/seed within green spaces surrounding building and detention pond is included per County approved plans

8. Signage
    a. A $25,000 monetary allowance is included for ground mounted monument signage to allow for individual Tenant identification.

Division 3 – Concrete

1. Concrete Foundations & Slab-on-Grade
    a. Trench and/or pier foundations
    b. Dock pits - see Overhead Doors below for number of dock positions
    c. Interior warehouse slab on grade is 7" thick, 4,000 psi, placed over stabilized subgrade
    d. Reinforcement:

Page 1 of 5

CLARIUS PARTNERS

3/19/2021

Clarius Building 2, Lot 1 Omni Industrial Campus

Outline Specification Base Core & Shell Building Construction ±360,320SF
Summerville, Berkeley County, South Carolina

i. Load plate reinforcing is included at all control joints
ii. Diamond dowels at all construction joints

e. Sawcuts at 15' on-center max
f. Lapidolith floor sealer, or equal, included throughout warehouse area
g. All warehouse slab joints within building's interior are caulked/filled

2. Concrete Tilt Walls
   a. 4,000 psi load bearing tilt wall panels, cast on site
   b. Includes structural reinforcement
   c. Patch brace holes with epoxy and pick points with plastic caps
   d. Interior electrical gear room walls and sprinkler pump room walls to be tilt wall concrete. Walls at the electrical gear room to be fire rated

Division 5 – Metals

1. Steel
   a. Structural steel, joists & metal deck all included
   b. Typical bay spacing is 54' x 55', with speed bays having a dimension of 54' x 60'
   c. **36'** clear height to the underside of the steel joists measured 6" inside first column in from dock wall
   d. Structural steel is shop primed gray
   e. Bottom of roof deck is primed white

2. Miscellaneous Metals
   a. Bollards (concrete filled), interior and exterior
   b. Roof access ladder with requisite landing at roof hatch outside of electrical gear room
   c. Exterior stairs and platforms
   d. Roof opening supports for mechanical equipment
   e. Includes dock pit/platform angles

Division 6 – Woods & Plastics

1. Rough Carpentry
   a. Wood blocking atop roof parapet
   b. Painted plywood at Electrical Room for phone equipment

Division 7 – Thermal & Moisture Protection

1. Roofing
   a. Single-ply, 45-mil white TPO (mechanically attached) roof over R-30 insulation (to support air conditioned warehouse), 15 yr. warranty
   b. One roof hatch
   c. Metal downspouts & overflows

2. Caulking & Sealants - Walls
   a. Exterior sealants at all concrete and wall panel joints
   b. Interior sealants at all floor and concrete wall panel joints

3. Interior wall insulation
   a. Interior warehouse walls include stick pinned insulation (R-19) board from 10' AFF to deck above

Division 8 – Doors & Windows

1. Hollow Metal Doors & Frames

Page 2 of 5

CLARIUS PARTNERS

3/19/2021

Clarius Building 2, Lot 1 Omni Industrial Campus

Outline Specification Base Core & Shell Building Construction ±360,320SF
Summerville, Berkeley County, South Carolina

a. Perimeter hollow metal frames and doors complete with kick plates and exterior kits (thresholds, sweeps, etc.), included

2. Aluminum & Glass
   a. All aluminum window framing is to be clear anodized, and thermally-broken, and shall include insulated, grey-tinted glass with specifications to comply with Energy Code
   b. Windows – Clerestory included at a rate of one window per bay the length of each long wall
3. Overhead Doors
   a. Insulated sectional overhead doors manufactured by Clopay, or equal, with 2 vision panels
   b. Dock Doors: 44 qty. sized at 9'x10', manual
   c. Drive-in Doors: 2 qty. sized at 12'x14', motorized

Division 9 – Finishes

1. Painting
   a. Exterior face of tilt walls is painted with a three-color paint scheme
   b. Interior walls are painted white
   c. Hollow metal doors and frames per Division 8 above

Division 10 – Specialties

1. Canopies
   a. Includes a continuous dock canopy above overhead doors with a 24" high bull nosed fascia
2. Specialties
   a. 10# ABC fire extinguishers are included, one (1) each installed at every perimeter door or as required by code
   b. Knox box as required by AHJ is included

Division 11 – Equipment

1. Dock Equipment- Each loading dock at 44 equipped positions is provided with the following:
   a. 40,000# capacity, 7'x8' mechanical dock leveler, manufactured by Kelley, Serco, Poweramp or equal
   b. Z-guard protection at dock door rails
   c. Dock bumpers are included which are laminated, not molded, 20" high, with steel face
   d. Swing arm type dock light with lamp
   e. Representative photos of equipped dock position below:

Division 15 – Mechanical

1. Fire Protection
   a. Complete ESFR wet pipe fire protection system with K-22 heads designed and installed per local code(s)
   b. Base building system includes an electric fire pump and jockey pump
2. Plumbing
   a. Complete interior plumbing system designed and installed in accordance with applicable code(s)
   b. Interior domestic water distribution provided via overhead insulated water supply line (2-1/2" minimum), run along length of building along front office wall to accommodate future office build out work
   c. Below-slab sanitary sewer is installed in a similar configuration, run down the length of the building, along the front elevation of the building
   d. Includes exterior meter assembly with backflow preventer on water service

3. HVAC
   a. Complete warehouse heating and air conditioning system designed and installed in accordance with applicable code(s). System to provide 77°in summer and 60°in winter with 50% RH.

Page 3 of 5

CLARIUS PARTNERS

3/19/2021

Clarius Building 2, Lot 1 Omni Industrial Campus

Outline Specification Base Core & Shell Building Construction ±360,320SF
Summerville, Berkeley County, South Carolina'

b. Base building warehouse HVAC shall include gas/electric powered packaged roof top units. A total of 16 units each with a capacity of 25 tons of cooling capacity are included
c. Base building system shall be designed to provide code required ventilation
d. Gas piping to be routed inside the building
e. Includes electric heater in fire pump room

Division 16 – Electrical

1. Electrical Work - Building
   a. Complete core and shell electrical power, and lighting (warehouse and site) designed and installed in accordance with applicable code(s)
   b. Power Service & Distribution
      i. Main building electrical service shall include two (2) 480/277 volt, 1,600 amp, three-phase, four-wire services, one located at either end of the building
      ii. Building transformer(s) will be located just outside of the building next to the electrical gear room, located at one end of the building adjacent to the fire pump room
      iii. Includes primary and secondary electrical raceways
   c. Power - Equipment
      i. Include standard quadplex outlet at a quantity of one outlet shared by every two overhead dock doors
      ii. Include power to drive-in overhead door motors (2 total)
      iii. Include power to all warehouse HVAC equipment
   d. Lighting
      i. Includes network of LED high bay light fixtures in an overall quantity to achieve an average maintained minimum lighting level of (30) foot-candles measured at 36" above finished floor (prior to tenant racking or storage)
      ii. All warehouse fixtures are equipped with individual occupancy sensors
      iii. Includes safety and egress lighting (wall packs, exit signage, etc.), as required by code for an empty core and shell warehouse building only
      iv. Interior lighting shall comply with local energy codes
2. Electrical Work – Site
   a. Lighting
      i. Combination of pole mounted and building wall mounted fixtures to provide average coverage of one (1) foot-candle
      ii. Exterior lighting scope shall include the use of LED fixtures
      iii. Controls shall be photocell on and timer off
3. Fire Alarm
   a. The fire alarm system shall meet the minimum applicable local code requirements, and accommodate monitoring as required by local fire and building codes applicable for an empty core and shell warehouse

Page 4 of 5

CLARIUS PARTNERS

3/19/2021

EXHIBIT C

Special Stipulations

The Special Stipulations set forth herein are hereby incorporated into the body of the Lease to which these Special Stipulations are attached, and to the extent of any conflict between these Special Stipulations and the preceding language, these Special Stipulations will govern and control.

1. Option to Extend. Provided no Event of Default has occurred which remains uncured either as of the date of Tenant’s notice as set forth below or as of the commencement date of the Extended Term, Tenant shall have the right to extend the Term of this Lease for one successive period of five (5) years (“Extended Term”) with respect to the entire Premises only upon all of the following terms and conditions:

(a) Tenant must provide Landlord notice of its exercise of the option for the Extended Term not less than twelve (12) full months, or more than eighteen (18) months, prior to the expiration date of the Term. Time is of the essence with respect to the foregoing dates.

(b) The Base Rent for the Extended Term shall be the greater of (i) the then prevailing rental rate (the “Market Rental Rate”) as of the date of Tenant’s notice for the applicable Extended Term, for comparable leases then being executed for similar warehouse/distribution space in the Charleston, South Carolina market area, on a per rentable square foot basis, taking into account all relevant factors, including, without limitation, size of space, age, location and quality of building, length of term, credit standing of tenant, method of paying operating costs, services provided and improvement allowances, commissions payable, free rent or other concessions being provided (such concessions shall be deemed only to reduce the effective rate and therefore will result in a lower Market Rental Rate, but Landlord shall not be obligated to provide any free rent, lease assumptions, moving allowances or other concessions whatsoever) or (ii) 102.5% of the Base Rent in effect during the last year of the Primary Term, escalating by 2% on the first day of each Leaser Year during the Extended Term.

(i)

If Tenant exercises its option for the Extended Term by written notice to Landlord as provided above (“Notice Date”), Landlord and Tenant shall meet promptly and shall negotiate, in good faith, to reach agreement on the Market Rental Rate within sixty (60) days following the Notice Date. If Landlord and Tenant are unable to reach agreement within such sixty (60) day period, Tenant may, at its option, either (a) cancel its exercise of the then applicable option to extend the Term of the Lease or (b) elect to have the Market Rental Rate determined as set forth below. Tenant shall notify Landlord, within ten (10) Business Days after the expiration of the aforesaid sixty (60) day period, of its election either to cancel its exercise of the option to extend or to have the Market Rental Rate determined as set forth below. If Tenant elects to cancel its exercise of the option to extend, the Lease shall terminate upon the expiration of the Primary Term. If Tenant does not notify Landlord of either of the options contained in subsentences: (a) and (b) above within said ten (10) Business Day period, then Tenant shall be deemed to have elected not to have withdrawn its exercise of the option to extend and to have the Market Rental Rate determined as set forth below.

(ii)

If, Tenant elects (or is deemed to have elected) to have the Market Rental Rate determined as described herein, then within thirty (30) days after the Notice Date, Landlord and Tenant shall mutually agree upon a commercial real estate broker who has at least ten (10) years’ experience, immediately prior to the date in question, evaluating Market Rental Rates for similar warehouse/distribution space in the Charleston, South Carolina market area. If the parties are unable to agree on a broker the parties shall ask the commercial division of the Charleston Board of Realtors to designate a broker. The broker agreed upon or so designated is hereinafter referred to as the “Broker”. Within ten (10) Business Days after the Broker has been agreed upon or appointed, Landlord and Tenant shall each deliver to Broker, in writing, their respective determinations of the Market Rental Rate. Within thirty (30) days after receipt of the final written determinations, the Broker shall select Landlord’s determination or Tenant’s determination, but no other amount and no compromise between the two, as the Market Rental Rate. The fees and expenses of the Broker shall be borne equally by Landlord and Tenant.

C - 1

(iii)

The determination of the Market Rental Rate as provided above shall be final, binding and conclusive on both Landlord and Tenant, shall be considered a final award pursuant to any applicable state or federal law and judgment may be had on the award in any court of competent jurisdiction.

(c) During the Extended Term Tenant shall continue to pay Tenant’s Share of Operating Expenses as provided in the Lease.

(d) Except for Base Rent at the new rate determined pursuant to Special Stipulation 1(b) above, all of the terms and conditions of the Lease shall remain the same and shall remain in full force and effect throughout the Extended Term; provided, however, that any construction provisions requiring Landlord to construct improvements, free rent, improvement allowances, moving allowances, lease assumption payments, plan design allowances (or payments) or other similar concessions provided for in the Lease shall not apply during the Extended Term.

C - 2

EXHIBIT D

Rules and Regulations

These Rules and Regulations have been adopted by Landlord for the safety, care and cleanliness of the Premises and the preservation of order therein.

1. Sidewalks and Roof. The sidewalks will not be obstructed or used for any purpose other than ingress and egress. No party will go upon the roof of the Building without the consent of Landlord.

2. Awnings. No awnings or other projections will be attached to the outside walls of the Building without the prior written consent of Landlord.

3. Plumbing. The plumbing fixtures will not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags or other substances, including Hazardous Substances, will be thrown therein.

4. Odors. Tenant will prevent the emission of any objectionable or offensive odors from the Premises. Smoking is prohibited within the Building and in outdoor areas located within 25 feet of entry-ways, outdoor intakes and operable windows.

5. Prohibited Uses. The Premises will not be used for (a) an auction, “fire sale”, “liquidation sale”, “going out of business sale” or any similar such sale or activity or (b) lodging or sleeping.

6. Disturbances. Tenant will not permit any unseemly or disturbing noises, sounds or vibrations that unreasonably disturb or interfere with use and enjoyment of property of owners or users of neighboring buildings or premises.

7. Obligations upon Termination of Tenancy. Tenant must, upon the termination of its tenancy, return to the Landlord all keys of stores, offices, and rooms, either furnished to, or otherwise procured by, Tenant, and in the event of the loss of any keys so furnished, Tenant will pay to the Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord deems it necessary to make such change.

8. Canvassing. Canvassing, soliciting and peddling in the Project are prohibited and Tenant will cooperate to prevent such activity.

9. Wiring. Tenant’s in-house electrician shall be permitted to install telephone, telegraph, computer and other wires and cables (collectively, “Wires”), including boring or cutting for Wires or stringing of Wires, as needed for Tenant’s operations within the Premises. The location of telephones, call boxes and other office equipment affixed to the Building will be subject to the prior written approval of Landlord, not to be unreasonably withheld. Tenant will remove all Wires from the Premises by the end of the Term.

10. Parking.

(a) Types of Vehicles. Parking spaces associated with the Building are intended for the exclusive use of passenger automobiles. Except for intermittent deliveries, no vehicles other than passenger automobiles may be parked in a parking space (other than spaces expressly designated for such purpose by Landlord for truck parking) without the express written permission of Landlord, except for truck and trailer parking as set forth in Subsection (b) hereinbelow.

D - 1

(b) Truck and Trailer Parking. Trucks may be parked only in truck dock positions and in other paved areas expressly designated for such purpose by Landlord. Trailers may be parked only in paved areas expressly designated for such purpose by Landlord. Neither trucks nor trailers may be parked or staged in the following:

i.	Areas adjacent to truck docks, serving any portion of the Building, which are intended by Landlord for truck maneuvering; or

ii.	Any driveway, drive aisle or other paved area which provides ingress or egress for cars or trucks to or from any portion of the Building or any street adjoining the Building.

(c) Use of Truck Court. Tenants may only use that portion of the truck court for truck and trailer parking or staging that is contiguous to the Premises (i.e. the truck court area that would be included in the area if the sidewalls of the Premises were extended into the truck court). Trucks, trailers, and other vehicles parked, staged or otherwise brought onto the Project are subject to the provisions of Section 15 of this Lease.

11. Storage. Tenant may not use any area within the Premises for storage purposes other than the interior of the Building, unless otherwise expressly consented to in writing by Landlord.

12. Floor Marking.

(a) General. Tenant will have the right to stripe or mark the floor of the Building only in compliance with this rule.

(b) Recommended Tape. Landlord strongly encourages Tenant to stripe or otherwise mark the floor of the Building only with 3M floor striping tape.

(c) Removal. If Tenant elects to paint stripes or other markings on the floor of the Building, all such paint must, by the Expiration Date, be removed by Tenant at its expense in accordance with this rule. Paint on the floor of the Building must be removed only by use of a chemical paint remover; provided that the chemical used for removal must be permissible for such use under Environmental Laws and other Governmental Requirements and the chemical must be used (and all chemicals and removed paint must be disposed of) in accordance with Environmental Laws and other Governmental Requirements. Under no circumstances may paint be removed from the floor of the Building by grinding, scraping or shot-blasting. After paint has been chemically removed in accordance with this rule, the floor must be thoroughly cleaned to remove completely any chemical residue which might be present as a result of the removal process.

13. Tenant Racking. If Tenant installs any racking, equipment or machinery in the Building which requires installation of bolts in the floor of the Building, Tenant must, by the Expiration Date, at the expense of Tenant, remove all such bolts in accordance with this rule. All bolts will be cut or ground so that the top of the remaining portion of the bolt is at least three-quarters inch below the surface of the floor. All holes created by such removal of bolts must be filled with 100% epoxy, which meets the standards set by the American Concrete Institute and which is color-matched to the floor being filled.

14. Landlord Branding. Landlord has the right to install: (i) address and other signage in and on the Building, including on the Building roof; and (ii) monument and directional signage in the vicinity of the Building and the entrances thereto, in each case, which may include Landlord’s name, logo and other branding.

15. No Open Dumpsters. No “open” dumpsters are permitted. All dumpsters will have appropriate doors and top covers to prevent trash and debris from escaping the dumpster.

D - 2

EXHIBIT E

Construction Addendum

1. Plans and Specifications; Change Orders.

(a) Programming Information. Within 5 days after Tenant’s execution of this Lease, Tenant will provide to Landlord’s Design Professionals the programming information necessary to include the Tenant Improvements (as defined in Section 3(b) below) in the Proposed Plans (as hereinafter defined), including, without limitation, the number and sizes of the required offices and conference rooms; the restroom, break-room and production area requirements; the racking plans and the desired location of dock equipment and battery chargers (collectively, the “Programming Information”).

(b) Preparation of Proposed Plans. Landlord will use all commercially reasonable efforts to prepare and submit to Tenant within 45 days after the receipt of the Programming Information, a set of plans and specifications and/or construction drawings (collectively, the “Proposed Plans”) based on the Programming Information and based on the Building description and the Outline Specifications attached to this Lease as EXHIBIT B and incorporated herein (the “Preliminary Plans”), covering all of Landlord’s Work.

(c) Tenant’s Review of Proposed Plans. Tenant will have 5 business days after receipt of the Proposed Plans in which to review and to give to Landlord written notice of either its approval of, or requested changes to, the Proposed Plans. If Tenant fails to approve or request changes to the Proposed Plans within such time period, then Tenant will be deemed to have approved the Proposed Plans and the same will thereupon be final.

(d) Changes to Proposed Plans.

i. Material Change. Tenant will have no right to request any changes to the Proposed Plans which would do the following (collectively, a “Material Change”):

(A) materially alter either the size of the Premises or the size, shape, exterior appearance or basic nature of the Building, as the same are contemplated by the Preliminary Plans;

(B) require any penetration of the roof or exterior walls of the Building or placement of any equipment or structure of any kind on the roof of the Building; or

(C) increase or alter either the scope of, or the specifications for, the work contemplated by the Preliminary Plans in a manner which would either (x) cause Landlord to incur costs or expenses in excess of the cost which would have been incurred by Landlord on the basis of the Preliminary Plans or (y) cause a delay in the occurrence of Substantial Completion (as hereinafter defined).

ii. Landlord Approval of Material Changes. Landlord may grant or withhold its approval to a Material Change proposed by Tenant in its absolute discretion; provided, however, that, with respect solely to a Material Change involving an increase in the cost of the Landlord’s Work, Landlord will not unreasonably withhold, delay or condition its approval to such proposed change so long as Tenant executes a Change Order (as hereinafter defined) confirming that Tenant will pay in full, in cash, in advance, the full amount of the incremental cost of the proposed change and the proposed change will not delay the occurrence of Substantial Completion.

iii. Tenant’s Requested Changes. If Tenant requests any changes to the Proposed Plans, Landlord will make those changes which are reasonably requested by Tenant (subject to the right of Landlord to reject any Material Change proposed by Tenant) and will submit the revised Proposed Plans to Tenant for approval by Tenant in accordance with Section 1(c) of this Construction Addendum. Tenant may not thereafter disapprove the revised Proposed Plans unless Landlord has failed to incorporate reasonable comments of Tenant and, subject to the foregoing, the Proposed Plans, as modified by said revisions, will be deemed to be final upon the submission of said revisions to Tenant.

iv. Approved Plans and Specifications. The Proposed Plans, as approved or deemed approved by Tenant in accordance with this Construction Addendum, are referred to in this Lease as the “Final Plans and Specifications”.

v. Standard of Conduct. Tenant will at all times in its review of the Proposed Plans, and of any revisions thereto, act reasonably and in good faith.

vi. Change Orders.

(A) General. Any change in the Final Plans and Specifications requested by Tenant (any such change being herein referred to as a “Change Order”) will be at Tenant’s sole cost and expense and subject to Landlord’s written approval, which approval will not be unreasonably withheld, conditioned or delayed.

(B) Notice of Approved Change Order. In the event Landlord approves any such requested Change Order, Landlord will give written notice thereof to Tenant, which notice will specify the Change Order approved by Landlord as well as the estimated incremental cost thereof and any estimated delay in the occurrence of Substantial Completion.

(C) Cost for Change Orders. The cost to Tenant for Change Orders will be Landlord’s incremental cost plus an amount equal to 5% of such incremental cost payable to Landlord (or, at Landlord’s election, a Landlord’s Affiliate designated by Landlord) for Landlord’s overhead.

(D) Payment of Change Order Cost. Landlord will be under no obligation to proceed with any work related to an approved Change Order unless and until Tenant delivers to Landlord an amount equal to the full estimated incremental cost of such approved Change Order as set forth in Landlord’s notice. When the final incremental cost of any such Change Order has been determined and incurred, Landlord and Tenant each agree to pay or refund the amounts owed to the other with respect to such Change Order, based on the final actual cost compared to the estimated advance payment made to Landlord.

2. Substantial Completion. Landlord will use reasonable speed and diligence to Substantially Complete Landlord’s Work on or before the anticipated Lease Commencement Date set forth in Section 1(e), subject only to Delay. If Landlord’s Work is not Substantially Complete by that date, such failure to complete will not in any way affect the obligations of Tenant hereunder except that the Lease Commencement Date (and any other dates tied to the Lease Commencement Date) will be postponed one day for each day Substantial Completion is delayed beyond such date. No liability whatsoever will arise or accrue against Landlord by reason of its failure to deliver or afford possession of the Premises, and Tenant hereby releases and discharges Landlord from and of any claims for damage, loss, or injury of every kind whatsoever as if this Lease were never executed. Notwithstanding anything to the contrary contained herein, if Tenant commences business operations from all or any portion of the Premises prior to (i) the anticipated Lease Commencement Date set forth in Section 1(e) or (ii) Substantial Completion of the Landlord’s Work, the Lease Commencement Date shall be accelerated to the date that Tenant commences such operations; provided, however, that the commencement of business operations in the Premises by Tenant prior to the Substantial Completion of Landlord’s Work shall not waive Landlord’s requirement of Substantial Completion, the completion of the Punchlist; and provided further, in no event shall the Base Rent Commencement Date occur prior to April 1, 2023, even if Tenant has commenced its business operations in the Premises and the Lease Commencement Date occurs prior to January 1, 2023. Tenant may access the Premises not earlier than 90 days prior to the proposed Lease Commencement Date for the purpose of installing furniture, fixtures, equipment and racking, subject to approval as required by Berkeley County or any other applicable governmental authority; provided, however, that the foregoing activities shall not be deemed to constitute Tenant’s commencement of business operations. Tenant and its agents and contractors will not interfere with the completion of Landlord’s Work during any such early entry and will cooperate fully with Landlord’s contractors.

3. Costs of Landlord’s Work.

(a) Landlord’s Work Costs Generally. Landlord will pay the Landlord’s Work Costs without reimbursement by Tenant, except to the extent Tenant is responsible for adjustments associated with Change Orders and except for Landlord’s Work Costs associated with the Tenant’s Improvements, as described below.

(b) Allowance Items. Notwithstanding subsection (a) above, Landlord will not be responsible for Landlord Work Costs associated with the completion of interior improvements to the Premises which are not included in the Preliminary Plans (“Tenant’s Improvements”). Landlord will provide Tenant an allowance in the amount of $3.50 per square foot of the Premises ($1,261,120.00) (“Tenant Allowance”) to cover the costs of the Tenant’s Improvements.

(c) As required by Section 1(a) above, Tenant has provided Landlord the information necessary to have Landlord’s Design Professionals include the Tenant’s Improvements in the Proposed Plans. Landlord will have its Contractor provide pricing for the Tenant’s Improvements. Upon Tenant’s approval or deemed approval of the Final Plans and Specifications, the Tenant’s Improvements will be included in Landlord’s Work and completed by Landlord’s contractor, but Tenant will be responsible for all costs of the Tenant Improvements in excess of the Tenant Allowance.

(d) Overages. In the event that following the final approval of the Plans and Specifications, Landlord’s contractor notifies Landlord and Tenant that the cost of Tenant’s Improvements will exceed the Tenant Allowance, Landlord will give written notice to Tenant, which notice will specify the estimated amount of such excess. Tenant agrees to deliver to Landlord such amount within 10 days following receipt of such notice (any failure by Tenant to timely deliver the amount will be deemed a default under this Lease and Tenant Delay, as Landlord will not be required to proceed with Landlord’s Work until such payment has been made by Tenant). When the actual final cost of Tenant’s Improvements has been determined and incurred, Landlord and Tenant each agree to repay or refund the amounts owed to the other with respect thereto, based on the final actual cost compared to the original estimated payment made, in advance, by Tenant.

(d) Unused Allowances. If any portion of the Tenant Allowance associated is not utilized on or before the Lease Commencement Date, twenty percent (20%) of the unused portion of said Tenant Allowance may be applied by Landlord and Tenant to Rent and the remainder will be forfeited by Tenant.

4. Punchlist. Upon Substantial Completion of Landlord’s Work, Landlord’s Representative and Tenant’s Construction Representative together will inspect the Premises and generate a punchlist of defective or uncompleted items relating to the completion of construction of Landlord’s Work (the “Punchlist”). Landlord will, within a reasonable time after the Punchlist is prepared and agreed upon by Landlord and Tenant, complete such incomplete work and remedy such defective work as is set forth on the Punchlist. All construction work performed by Landlord will be deemed approved by Tenant in all respects except for items of said work which are not completed or do not conform to the Plans and Specifications and which are included on the Punchlist.

5. Warranty. Landlord hereby warrants to Tenant, which warranty will survive for the 1 year period following the Lease Commencement Date, that (a) the materials and equipment furnished by Landlord’s contractors in the completion of Landlord’s Work will be of good quality and new, (b) such materials and equipment and the work of such contractors will be free from defects not inherent in the quality required or permitted hereunder, and that (c) the Landlord’s Work shall conform to the Final Plans and Specifications in all material respects, subject to approved Change Orders (collectively, “Landlord’s Warranty”). Landlord’s Warranty excludes damages or defects caused by Tenant or Tenant’s Affiliates, improper or insufficient maintenance, improper operation, and normal wear and tear under normal usage.

6. Definition of Substantial Completion. For purposes of this Lease, the term “Substantial Completion” (or any variation thereof) means completion of construction of Landlord’s Work (including the Tenant’s Improvements) substantially in accordance with the Final Plans and Specifications, subject only to Punchlist items, as established by the later of (i) the delivery by Landlord to Tenant of a certificate of occupancy or its equivalent (or temporary certificate of occupancy or its equivalent) issued by the appropriate governmental authority, if a certificate is so required by a governmental authority, or if unavailable because of unfinished work to be performed by Tenant, then by the delivery by Landlord to Tenant of a Certificate of Substantial Completion on the Standard AIA Form G-704 executed by Landlord’s architect and (ii) Tenant’s opportunity to conduct a walk-through inspection of the Premises and the Landlord’s Work with Landlord’s Construction Representative and the Architect, within five (5) business days following the date of Landlord’s notice to Tenant of anticipated Substantial Completion, to confirm Landlord’s completion of the same in accordance with the Final Plans and Specifications, subject to the Punchlist. In the event Substantial Completion is delayed because of Tenant Delay, then for the purpose of establishing the Lease Commencement Date and any other date tied to the date of Substantial Completion, Substantial Completion means the date when Substantial Completion would have been achieved but for such Tenant Delay. Anything to the contrary contained herein notwithstanding, Substantial Completion shall not be deemed to have occurred until such date as Tenant can safely occupy and store its products in the Premises, including without limitation fully and properly installed and functioning HVAC in the Premises.